
                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 20, 2006

                                  BY AND AMONG

                     INLAND RETAIL REAL ESTATE TRUST, INC.,

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                       AND

                             DDR IRR ACQUISITION LLC

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                                TABLE OF CONTENTS
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                                                                                                            PAGE
ARTICLE I         THE MERGER

   Section 1.1    THE MERGER..............................................................................   2
   Section 1.2    EFFECTIVE TIME..........................................................................   2
   Section 1.3    CLOSING OF THE MERGER...................................................................   2
   Section 1.4    EFFECTS OF THE MERGER...................................................................   2
   Section 1.5    LIMITED LIABILITY COMPANY AGREEMENT.....................................................   2
   Section 1.6    MEMBERS AND OFFICERS OF SURVIVING ENTITY................................................   3

ARTICLE II        MERGER CONSIDERATION; CONVERSION OF STOCK; EFFECTS ON MERGER SUB INTERESTS

   Section 2.1    CONVERSION OF COMPANY CAPITAL STOCK; EFFECTS OF MERGER ON MERGER SUB INTERESTS..........   3
   Section 2.2    EXCHANGE OF CERTIFICATES................................................................   4
   Section 2.3    COMPANY WARRANTS........................................................................   6
   Section 2.4    NO FRACTIONAL SHARES OF PARENT COMMON SHARES............................................   6
   Section 2.5    DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES........................................   7
   Section 2.6    NO LIABILITY............................................................................   7
   Section 2.7    DISSENTERS' RIGHTS......................................................................   7
   Section 2.8    STOCK OPTIONS AND RESTRICTED STOCK......................................................   8
   Section 2.9    SECTION 16 MATTERS......................................................................   8
   Section 2.10   PARENT STOCK ELECTION...................................................................   8
   Section 2.11   ADJUSTMENT TO STOCK CONSIDERATION.......................................................   9

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Section 3.1    ORGANIZATION AND QUALIFICATION; SUBSIDIARIES............................................  10
   Section 3.2    CAPITALIZATION..........................................................................  11
   Section 3.3    AUTHORITY RELATIVE TO THIS AGREEMENT; STOCKHOLDER APPROVAL..............................  13
   Section 3.4    REPORTS; FINANCIAL STATEMENTS...........................................................  13
   Section 3.5    NO UNDISCLOSED LIABILITIES..............................................................  15
   Section 3.6    ABSENCE OF CHANGES......................................................................  15
   Section 3.7    CONSENTS AND APPROVALS; NO VIOLATIONS...................................................  15
   Section 3.8    LITIGATION..............................................................................  16
   Section 3.9    COMPLIANCE WITH APPLICABLE LAW..........................................................  17
   Section 3.10   PROPERTIES..............................................................................  17
   Section 3.11   EMPLOYEE PLANS..........................................................................  19
   Section 3.12   LABOR MATTERS...........................................................................  22
   Section 3.13   ENVIRONMENTAL MATTERS...................................................................  23
   Section 3.14   TAX MATTERS.............................................................................  25
   Section 3.15   MATERIAL CONTRACTS......................................................................  30
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
   Section 3.16   OPINION OF FINANCIAL ADVISOR............................................................  31
   Section 3.17   BROKERS.................................................................................  32
   Section 3.18   TAKEOVER STATUTES.......................................................................  32
   Section 3.19   RELATED PARTY TRANSACTIONS..............................................................  32
   Section 3.20   INVESTMENT COMPANY ACT OF 1940..........................................................  32
   Section 3.21   TRADEMARKS, PATENTS AND COPYRIGHTS......................................................  32
   Section 3.22   INSURANCE...............................................................................  32
   Section 3.23   INFORMATION IN PROXY STATEMENT/PROSPECTUS...............................................  33

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Section 4.1    ORGANIZATION AND QUALIFICATION..........................................................  33
   Section 4.2    CAPITALIZATION..........................................................................  33
   Section 4.3    AUTHORITY RELATIVE TO THIS AGREEMENT; STOCKHOLDER APPROVAL..............................  34
   Section 4.4    CONSENTS AND APPROVALS; NO VIOLATIONS...................................................  35
   Section 4.5    REPORTS; FINANCIAL STATEMENTS...........................................................  35
   Section 4.6    NO UNDISCLOSED LIABILITIES..............................................................  36
   Section 4.7    ABSENCE OF CHANGES......................................................................  37
   Section 4.8    LITIGATION..............................................................................  37
   Section 4.9    COMPLIANCE WITH APPLICABLE LAW..........................................................  37
   Section 4.10   TAXES...................................................................................  38
   Section 4.11   BROKERS.................................................................................  38
   Section 4.12   TAKEOVER STATUTES.......................................................................  38
   Section 4.13   AUTHORIZATION FOR PARENT COMMON SHARES..................................................  38
   Section 4.14   INVESTMENT COMPANY ACT OF 1940..........................................................  38
   Section 4.15   NO PRIOR ACTIVITIES; INTERIM OPERATIONS.................................................  38
   Section 4.16   SUFFICIENT CONSIDERATION; NO OWNERSHIP OF COMPANY STOCK.................................  39
   Section 4.17   INFORMATION IN COMPANY STATEMENT/PROSPECTUS.............................................  39
   Section 4.18   PROPERTIES..............................................................................  39

ARTICLE V         COVENANTS RELATED TO CONDUCT OF BUSINESS

   Section 5.1    COVENANTS OF THE COMPANY................................................................  39
   Section 5.2    COVENANTS OF PARENT.....................................................................  44
   Section 5.3    ACCESS TO INFORMATION...................................................................  44

ARTICLE VI        ADDITIONAL AGREEMENTS

   Section 6.1    PREPARATION OF FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS..............................  45
   Section 6.2    COMPANY STOCKHOLDERS' MEETING...........................................................  46
   Section 6.3    REASONABLE BEST EFFORTS.................................................................  47
   Section 6.4    COMPANY ACQUISITION PROPOSALS...........................................................  48

                                     - ii -
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
   Section 6.5    RESIGNATIONS............................................................................  51
   Section 6.6    PUBLIC ANNOUNCEMENTS....................................................................  51
   Section 6.7    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.....................................  51
   Section 6.8    EMPLOYEE MATTERS........................................................................  53
   Section 6.9    NOTIFICATION OF CERTAIN MATTERS.........................................................  55
   Section 6.10   COORDINATION OF DISTRIBUTIONS...........................................................  55
   Section 6.11   TAXES...................................................................................  55
   Section 6.12   EXTENSION OF INSURANCE POLICIES.........................................................  57
   Section 6.13   OBTAINING CONSENTS......................................................................  57
   Section 6.14   SUSPENSION OF PLANS.....................................................................  57
   Section 6.15   ASSET SALES.............................................................................  57
   Section 6.16   TERMINATION OF RELATED SERVICES AGREEMENTS; CAPTIVE INSURANCE COMPANY...................  58

ARTICLE VII       CONDITIONS TO CONSUMMATION OF THE MERGER

   Section 7.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER.............................  58
   Section 7.2    CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT THE MERGER.............  59
   Section 7.3    CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER...........................  61

ARTICLE VIII      TERMINATION; AMENDMENT; WAIVER

   Section 8.1    TERMINATION.............................................................................  61
   Section 8.2    EFFECT OF THE TERMINATION...............................................................  63
   Section 8.3    FEES AND EXPENSES.......................................................................  63
   Section 8.4    AMENDMENT...............................................................................  66
   Section 8.5    EXTENSION; WAIVER.......................................................................  66

ARTICLE IX        MISCELLANEOUS

   Section 9.1    NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF CONFIDENTIALITY..............  66
   Section 9.2    ENTIRE AGREEMENT; DISCLOSURE SCHEDULES; ASSIGNMENT; OBLIGATION OF PARENT ENTITIES.......  66
   Section 9.3    NOTICES.................................................................................  67
   Section 9.4    GOVERNING LAW...........................................................................  68
   Section 9.5    DESCRIPTIVE HEADINGS....................................................................  68
   Section 9.6    PARTIES IN INTEREST.....................................................................  68
   Section 9.7    SEVERABILITY............................................................................  68
   Section 9.8    REMEDIES................................................................................  68
   Section 9.9    SPECIFIC PERFORMANCE....................................................................  68
   Section 9.10   COUNTERPARTS............................................................................  69
   Section 9.11   INTERPRETATION..........................................................................  69
   Section 9.12   DEFINITIONS.............................................................................  69

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 20, 2006, is by and among Inland Retail Real Estate Trust, Inc., a Maryland corporation (the "Company"), Developers Diversified Realty Corporation, an Ohio corporation ("Parent"), and DDR IRR Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H:

      WHEREAS, the Board of Directors of the Company (the "Company Board"), on the recommendation of a sub committee of the Company Board (the "Sub Committee"), has unanimously determined that the merger of the Company with and into Merger Sub (the "Merger") is advisable and fair to, and in the best interests of, the Company and the holders of the common stock of the Company, par value $.01 per share (the "Company Common Stock");

      WHEREAS, the Board of Directors of Parent has unanimously determined that the Merger and this Agreement are advisable and fair to, and in the best interests of, Parent and the holders of common shares of the Parent, par value $0.01 per share ("Parent Common Shares");

      WHEREAS, Parent, as the sole member of Merger Sub, has determined that the Merger and this Agreement are advisable and fair to, and in the best interests of, Merger Sub and Parent as its sole member;

      WHEREAS, each of the Board of Directors of Parent and the Company Board have approved this Agreement, the Merger and the other transactions contemplated by this Agreement on the terms and conditions contained in this Agreement;

      WHEREAS, Parent, as the sole member of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the Delaware Limited Liability Company Act (the "DLLC Act") and the certificate of formation and limited liability company agreement of Merger Sub; and

      WHEREAS, Parent, the Company and Merger Sub intend that for U.S. federal and applicable state income tax purposes the Merger shall be treated as a taxable disposition by the Company of all of the Company's assets in exchange for the Merger Consideration (as hereinafter defined), and the assumption of the Company's liabilities, followed by a liquidating distribution of such Merger Consideration to the holders of the Company Common Stock pursuant to Section 331 and Section 562 of the Code.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

      Section 1.1 THE MERGER. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL") and the DLLC Act, the Company shall be merged with and into Merger Sub. Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity (the "Surviving Entity") and as a wholly owned subsidiary of Parent. The limited liability company existence of Merger Sub, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Entity, it shall be governed by the laws of the State of Delaware.

      Section 1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing such articles and certificate of merger or other appropriate documents (in any such case, the "Articles of Merger") with the State Department of Assessments and Taxation of Maryland and the Secretary of State of the State of Delaware, as applicable, in such form as required by, and executed in accordance with, the relevant provisions of the MGCL and the DLLC Act and shall make all other filings, recordings or publications required by the MGCL and the DLLC Act in connection with the Merger. The Merger shall become effective at the time specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

      Section 1.3 CLOSING OF THE MERGER. Unless this Agreement shall have been terminated by either Parent or the Company pursuant to the provisions of Section 8.1, the closing of the Merger (the "Closing") will take place (a) at 10:00 a.m., Chicago time, as soon as practicable, but in no event later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Duane Morris LLP Chicago, Illinois; or (b) at such other time, date or place as agreed to in writing by the parties hereto (such date and time on and at which the Closing occurs being referred to herein as the "Closing Date"). At the Closing, the documents, certificates, opinions and instruments referred to in Article VII shall be executed and delivered to the applicable party.

      Section 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL and the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Entity.

      Section 1.5 LIMITED LIABILITY COMPANY AGREEMENT. The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of Surviving Entity until thereafter amended as provided therein or by law (the "LLC Agreement").

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      Section 1.6 MEMBERS AND OFFICERS OF SURVIVING ENTITY.

            (a) Parent, the sole member of Merger Sub immediately prior to the Effective Time, shall be the sole member of the Surviving Entity, and the officers of Merger Sub, if any, immediately prior to the Effective Time shall be the initial officers of Surviving Entity, each to hold office in accordance with the terms of the LLC Agreement.

            (b) Each of the current directors and officers of the Company shall resign from such positions and any other position that each such director or officer may hold in any of the Company's subsidiaries, such resignation to be effective as of and upon the Effective Time.

                                   ARTICLE II

                   MERGER CONSIDERATION; CONVERSION OF STOCK;
                         EFFECTS ON MERGER SUB INTERESTS

      Section 2.1 CONVERSION OF COMPANY CAPITAL STOCK; EFFECTS OF MERGER ON MERGER SUB INTERESTS. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

            (a) Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(c) but including restricted shares granted pursuant to the Company Option Plans (as hereinafter defined)) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive the Merger Consideration. The "Merger Consideration" means the Cash Consideration, together with, if applicable, the Stock Consideration (as hereinafter defined). The "Cash Consideration" means an amount in cash, without interest, equal to the sum of (i) $14.00 and (ii) $0.069167 multiplied by the quotient obtained by dividing (x) the number of days between (I) the last day of the last month for which full monthly dividends on the Company Common Stock have been declared and paid and (II) the Closing Date (including the Closing Date), by (y) the total number of days in the month during which the Closing Date occurs, without interest, subject to adjustment as provided in
Section 2.10 and Section 6.10.

            (b) All shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional Parent Common Shares, if any, to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.4(b),
(iii) with respect to the Stock Consideration, if any, any dividends or distributions in accordance with Section 2.5 and (iv) any unpaid dividend declared by the Company in respect of Company Common Stock in accordance with
Section 6.10, in each case without interest.

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            (c) Each share of Company Common Stock held in treasury and not outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

            (d) Each limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as issued and outstanding limited liability company interest of the Surviving Entity.

      Section 2.2 EXCHANGE OF CERTIFICATES.

            (a) Prior to the Effective Time, Parent shall designate KeyCorp or another agent reasonably acceptable to Parent and the Company to act as agent (the "Paying Agent") for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deliver to the Paying Agent (i) certificates (or have entered by way of book-entry) representing Parent Common Shares sufficient to deliver the aggregate Stock Consideration, if any, (ii) cash sufficient to deliver the Cash Consideration payable to holders of Certificates,
(iii) cash in respect of the Company Warrant Consideration payable to holders of Company Warrants who have executed Warrant Cash Out Agreements at or prior to the Effective Time, and (iv) an estimated amount of cash in lieu of fractional shares, if any, payable pursuant to Section 2.4(b). The Paying Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. The Paying Agent shall cause the cash, Parent Common Shares, if any, dividends or distributions with respect thereto and cash in lieu of fractional shares, if any, deposited by Parent to be (x) held for the benefit of holders of Certificates and holders of Company Warrants who executed and delivered a Cash Out Agreement at or prior to the Effective Time and, as applicable, (ii) promptly applied to making the exchanges and payments provided for in this
Section 2.2 and in Sections 2.3 and 2.4(b). Such cash, Parent Common Shares, dividends or distributions with respect thereto and cash in lieu of fractional shares shall not be used for any purpose that is not provided for herein.

            (b) As soon as reasonably practicable after the Effective Time (and in any event not later than five (5) Business Days after the Effective Time), the Paying Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration a letter of transmittal in a form prepared prior to the Effective Time and reasonably acceptable to the Company and Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and the cash, if any, in lieu of fractional shares pursuant to Section 2.4(b). Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, after giving effect to any required Tax withholding pursuant to Section 2.2(e), (i) cash in respect of the Cash Consideration which such holder has the right to receive pursuant to Section 2.1(a), (ii) a certificate in respect of the Stock Consideration representing that number of whole Parent Common Shares, if any, which such holder has the right to receive pursuant to

Section 2.1(a), (iii) cash in lieu of any fractional Parent Common Share to which such holder is entitled pursuant to Section 2.4(b), (iv) any dividends or distributions to which such holder is entitled pursuant to Section 2.5, in each case without interest, and the Certificate so surrendered shall forthwith be canceled, and (v) any unpaid dividend or distribution declared by the Company in respect of Company Common Stock in accordance with Section 6.10, in each case without interest. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

            (c) Each outstanding Certificate that prior to the Effective Time represented Company Common Stock and which is not surrendered to the Paying Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Paying Agent, be deemed to evidence the right to receive the Merger Consideration into which such Company Common Stock shall have been converted. After the Effective Time, (i) there shall be no further transfer on the records of the Company of Certificates representing shares of Company Common Stock and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for the Merger Consideration, and (ii) the holders of Certificates shall cease to have rights with respect to the Company Common Stock represented by such Certificates, except the right to receive the Merger Consideration against delivery of such Certificates in accordance with the terms of this Agreement. Parent shall not be obligated to deliver the Merger Consideration to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent or the Paying Agent. If any certificates evidencing Parent Common Shares are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Paying Agent any transfer or other tax required by reason of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder of the Certificate surrendered, or otherwise establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

            (d) Any portion of the Merger Consideration that remains unclaimed by the stockholders of the Company for one year after the Effective Time (as well as any proceeds from any investment thereof) shall upon demand be delivered by the Paying Agent to Parent. Any stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Neither the Paying Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Paying Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.

            (e) Parent, Merger Sub (in its capacity as the Surviving Entity or otherwise), the Company, and/or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, the Company Option Consideration or the Company Warrant Consideration, as the case may be, otherwise payable pursuant to this Agreement to the holders of shares of Company Common Stock, Company Stock Options, Dissenting Shares or Company Warrants, as applicable, such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal tax Law, or any provision of state, local or foreign tax Law, with respect to the making of such payment. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of shares of Company Common Stock, Company Stock Options, Dissenting Shares or Company Warrants, as applicable, in respect of which such deduction or withholding was made.

            (f) The Paying Agent shall invest any cash it so receives, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

            (g) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and, if applicable, any unpaid dividend or distribution on the Parent Common Shares deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such Person pursuant to this Agreement.

      Section 2.3 COMPANY WARRANTS. From and after the date hereof until the Effective Time, the Company shall use its reasonable best efforts in accordance with applicable law to (a) cause each outstanding Company Warrant to be exercised and cancelled in accordance with its terms or (b) cause the holder of any unexercised Company Warrant to enter into an agreement with the Company, in form and substance reasonably satisfactory to Parent (each, a "Warrant Cash Out Agreement"), pursuant to which the holder of such Company Warrant agrees to receive from the Surviving Entity, subject to the consummation of the Merger and in exchange for the cancellation of such Company Warrant, an amount equal to the excess, if any, of (x) $14.00 over (y) the per share exercise price of such Company Warrant, multiplied by the number of shares subject to such Company Warrant at the Effective Time (such amount, the "Company Warrant Consideration"). If the exercise price per share of any Company Warrant is equal to or greater than the Merger Consideration, the Company shall use its reasonable best efforts to cause the holder thereof to enter into an agreement pursuant to which such Company Warrant shall be canceled at the Effective Time without any cash payment being made in respect thereof ("Warrant Cancellation Agreement").

      Section 2.4 NO FRACTIONAL SHARES OF PARENT COMMON SHARES.

            (a) No certificates or scrip of Parent Common Shares representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of Parent Common Shares.

            (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of an applicable Parent Common Share multiplied by (ii) the Parent Common Share Value (as hereinafter defined).

      Section 2.5 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional Parent Common Shares shall be paid to any such holder pursuant to Section 2.4(b) until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of Parent Common Shares issuable in exchange therefor, without interest,
(a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.4(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Shares, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

      Section 2.6 NO LIABILITY. None of Parent, Merger Sub, the Company, the Surviving Entity or the Paying Agent shall be liable to any Person in respect of any Merger Consideration, any dividends or distributions with respect thereto or any cash in lieu of fractional Parent Common Shares, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional Parent Common Shares pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable Law, be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to Parent only as general creditors thereof for satisfaction of their claims for the payment of such Merger Consideration (without any interest thereon).

      Section 2.7 DISSENTERS' RIGHTS. Notwithstanding any provision hereof, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected appraisal rights, if any, under Title 3, Subtitle 2, of the MGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Title 3, Subtitle 2, of the MGCL; PROVIDED, HOWEVER, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his, her or its right, if any, to appraisal and payment under the MGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive Merger Consideration, and such shares of Company Common Stock shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the MGCL by a holder of Dissenting Shares and received by the Company. The Parent shall conduct and control all negotiations and proceedings with respect to demands for appraisal under the MGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

      Section 2.8 STOCK OPTIONS AND RESTRICTED STOCK.


            (a) Effective as of the Effective Time, the Company shall (i) terminate the Company Option Plans, and (ii) cancel at the Effective Time each Company Stock Option (as hereinafter defined) that is outstanding and unexercised as of the Effective Time. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time pursuant to any Company Option Plan shall be entitled to receive from the Surviving Entity, subject to the consummation of the Merger and in exchange for cancellation of the Company Stock Option, an amount equal to the excess, if any, of (x) $14.00 over (y) the per share exercise price of such Company Stock Option, multiplied by the number of shares subject to the Company Stock Option at the Effective Time (the "Company Option Consideration"). Any such payments shall be subject to all applicable Tax withholding requirements and shall be made as soon as practicable following the Effective Time. If the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration, the Company shall take all necessary and appropriate actions so that such Company Stock Option shall be canceled at the Effective Time without any cash payment being made in respect thereof.

            (b) Immediately prior to the Effective Time, and subject to the consummation of the Merger, the Company and Company Board (or, if appropriate, any committee thereof) shall cause the vesting of each share of outstanding restricted Company Common Stock granted under the Company Option Plans to be fully accelerated and the contractual restrictions thereon to terminate. Each share of restricted Company Common Stock will be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration.

            (c) The Company shall take all corporate actions necessary to effectuate the treatment of Company Stock Options and restricted Company Common Stock contemplated by this Section 2.8, and to ensure that (i) all awards issued under any Company Option Plans shall be settled as of the Effective Time, and
(ii) neither any holder of Company Stock Options and restricted Company Common Stock nor any other participant in any Company Option Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Entity, Parent, or any of their respective subsidiaries or to receive any payment or benefit with respect to any award previously granted under the Company Option Plans except as provided in this Section 2.8.

      Section 2.9 SECTION 16 MATTERS.

            (a) Each individual party to this Agreement, including the Company, Parent, Merger Sub, and Surviving Entity shall take such steps, if any, as may be required to provide that, with respect to each Section 16 Affiliate (as defined below) any dispositions of Company equity securities (including Company Stock Options and other derivative securities) or other acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Exchange Act (as hereinafter defined), in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999 (CCH Fed. Sec. L. Rep. 77.515). For purposes of this Agreement, "Section 16 Affiliate" shall mean each individual who (i) immediately prior to the Effective Time is a director or officer of the Company, or (ii) at the Effective Time will become a director or officer of Parent or Surviving Entity.

      Section 2.10 PARENT STOCK ELECTION.

            (a) Parent shall be entitled, by delivery to the Company of written notice at any time prior to the date which is 15 days prior to the date of the Company Stockholders' Meeting (as hereinafter defined) (the date such notice is delivered, "Announcement Date"), to elect (the "Stock Election") to include Stock Consideration as a part of the Merger Consideration and to reduce the amount of the Cash Consideration, all in accordance with and as set forth in the following and the definitions of the various terms set forth below. In the event the Stock Election is made, and not revoked in accordance with paragraph (c) below, the following adjustments shall be made:

                  (i) the Cash Consideration shall be decreased by an amount specified by Parent pursuant to the notice of Stock Election (the "Stock Election Amount"); PROVIDED, HOWEVER, that in no event shall the Stock Election Amount exceed $4.00 per share; and

                  (ii) the Stock Consideration shall be a number of Parent Common Shares equal to the Stock Election Amount divided by the Parent Common Share Value.

            (b) As soon as practicable after the Announcement Date, Parent and the Company shall issue a joint press release announcing Parent's election, subject to its right of revocation, to include Stock Consideration in the Merger Consideration, the Cash Consideration and the Stock Election Amount, and as soon as the Parent Common Share Value is determinable, Parent and the Company shall issue a joint press release announcing the amount of the Stock Consideration.

            (c) Parent may revoke the Stock Election at any time, provided that no such revocation may be made if such revocation would make it reasonably necessary, based upon the advice of the Company's outside counsel, to delay the Company Stockholders' Meeting for more than 10 Business Days. Following any such revocation, the Cash Consideration shall again be as defined in Section 2.1(a) and the Merger Consideration shall not include any Stock Consideration. As soon as practicable after any such revocation, Parent and the Company shall issue a joint press release announcing such revocation.

      Section 2.11 ADJUSTMENT TO STOCK CONSIDERATION. In the event that, after the date on which the Parent Common Share Value is determined and prior to the Effective Time, the Parent Common Shares or Company Common Stock, as the case may be, issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of Parent or the Company, as the case may be, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Stock Consideration, if any.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to each of Parent and Merger Sub as follows (provided, that for purposes of Article III only, each Company Non-Subsidiary Entity shall be deemed to be a subsidiary of the Company, except that each representation and warranty as to such Company Non-Subsidiary Entity shall only be made to the Knowledge of the Company):

      Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

            (a) The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (except where the failure to be in good standing would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on the Company) and has all requisite corporate, partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.

            (b) The articles of incorporation of the Company are in effect, and no dissolution, revocation or forfeiture proceedings regarding the Company or any of the Company's subsidiaries have been commenced.

            (c) SECTION 3.1(c) OF THE COMPANY DISCLOSURE SCHEDULE sets forth:

                  (i) each subsidiary of the Company;

                  (ii) the legal form of each of the Company's subsidiaries, including the state or country of formation;

                  (iii) the identity and ownership interest of each of the Company's subsidiaries that is held by the Company or its subsidiaries, and with respect to third party owners, the identity and ownership interest as set forth in the operative documents, in each case, including but not limited to the amount of securities of such subsidiary owned by such owner; and

                  (iv) each jurisdiction in which each of the Company's subsidiaries is qualified or licensed to do business.

      Except as listed in SECTION 3.1(c) OF THE COMPANY DISCLOSURE SCHEDULE, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity, which would be a subsidiary of the Company.

            (d) The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (e) Except as set forth in SECTION 3.1(e) OF THE COMPANY DISCLOSURE SCHEDULE, all the outstanding shares of capital stock or other voting securities of each of the Company's subsidiaries that is a corporation (A) have been validly issued and are fully paid and nonassessable, (B) are owned by the Company or by one of the Company's subsidiaries, and (C) are owned, directly or indirectly, free and clear of any Lien (as hereinafter defined) (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and all equity interests in each of the Company's subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by one of the Company's subsidiaries or by the Company and one of the Company's subsidiaries are owned free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). For purposes of this Agreement, "Lien" means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            (f) The Company has made available to Parent correct and complete copies of (i) the articles of incorporation and bylaws of the Company and the articles of incorporation, articles of organization, bylaws, partnership agreements, joint ventures and operating agreements or similar organizational documents of each of the Company's subsidiaries, each as currently in effect (collectively, the "Organizational Documents"), and (ii) minute books of the Company for which minute books are maintained for the period since January 1, 2003. All Organizational Documents are in full force and effect. The minute books referred to in clause (ii) of this Section 3.1(f) accurately reflect in all material respects all action of the stockholders, the Company Board and any committees of the Company Board taken during the period referred to in such clause.

      Section 3.2 CAPITALIZATION.

            (a) As of the date of this Agreement, the authorized stock of the Company consists of: (i) 500,000,000 shares of Company Common Stock, $0.01 par value, of which 263,984,740 shares are issued and outstanding, which includes 9,203 shares of restricted Company Common Stock issued and outstanding pursuant to the Company Option Plans, and (ii) 10,000,000 shares of Company Preferred Stock, $0.01 par value (the "Company Preferred Stock"), of which none have been classified by the Company Board and of which none are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, (i) 46,848 shares of Company Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options to purchase shares of Company Common Stock ("Company

Stock Options"), (ii) 1,567 shares of Company Common Stock are reserved for issuance or otherwise deliverable pursuant to outstanding elections to purchase Company Common Stock under the Distribution Reinvestment Plan or the Employee Stock Purchase Plan, and (iii) 5,977,242 shares of Company Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding warrants to purchase shares of Company Common Stock (the "Company Warrants"), and there are no shares of Company Common Stock that are reserved or set aside for issuance other than with respect to the foregoing. Since June 30, 2006, no shares of Company Common Stock have been issued or reserved for issuance or have become outstanding except as set forth in SECTION 3.2(a) OF THE COMPANY DISCLOSURE SCHEDULE or as a result of issuance of Company Common Stock pursuant to the Distribution Reinvestment Plan or exercise of Company Stock Options or Company Warrants already in existence on such date. Except as set forth above or in SECTION 3.2(a) OF THE COMPANY DISCLOSURE SCHEDULE, there are no outstanding (i) shares of stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of stock or voting securities of the Company;
(iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of the Company; and (iv) equity equivalents, interests in the ownership or earnings of the Company or other similar rights ((i) through (iv) collectively, "Company Securities"). Other than pursuant to the Share Repurchase Program, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. SECTION 3.2(a) OF THE COMPANY DISCLOSURE SCHEDULE sets forth for each holder of Company Stock Options and Company Warrants the following information: name of holder, exercise price, date of grant, and number of shares of Company Common Stock subject to issuance thereunder.

            (b) Except as set forth in SECTION 3.2(b) OF THE COMPANY DISCLOSURE SCHEDULE, there are (i) no securities of the Company's subsidiaries convertible into or exchangeable for shares of stock or voting securities of the Company's subsidiaries; (ii) no options or other rights to acquire from the Company's subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any stock or other ownership interests in, or any other securities of, any subsidiary of the Company; (iii) no obligations of the Company's subsidiaries to issue any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of the Company's subsidiaries; and (iv) no equity equivalents, interests in the ownership or earnings of the Company's subsidiaries or other similar rights. There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of stock or other ownership interests in any subsidiary of the Company. Except as set forth in SECTION 3.2(b) OF THE COMPANY DISCLOSURE SCHEDULE, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is bound relating to the voting of any shares of stock of the Company or any subsidiary of the Company.

            (c) All dividends or distributions on shares of Company Common Stock and Company Preferred Stock which have been authorized or declared prior to the date of this Agreement have been paid in full.

            (d) Except as set forth in SECTION 3.2(d) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any of the Company's subsidiaries owns directly or indirectly any interest or investment (whether equity or debt, other than intercompany loans) in any corporation, partnership, limited liability company, joint venture, business trust or entity (other than investments in short-term investment securities). With respect to such interests and investments, the Company and each of the Company's subsidiaries owns such interests and investments free and clear of all Liens.

      Section 3.3 AUTHORITY RELATIVE TO THIS AGREEMENT; STOCKHOLDER APPROVAL.

            (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. No other corporate proceedings on the part of the Company or any of its subsidiaries are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger and this Agreement, to the extent required by Law (as hereinafter defined), and the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions.

            (b) The Sub Committee, by unanimous vote, duly and validly determined that the Merger is advisable to the stockholders of the Company, authorized the execution and delivery of this Agreement and approved the consummation of the Merger and the other transactions contemplated hereby, and resolved to recommend that the Company Board approve and declare the advisability of Merger. The Company Board has, by unanimous vote, duly and validly determined that the Merger is advisable to the stockholders of the Company, authorized the execution and delivery of this Agreement and approved the consummation of the Merger and the other transactions contemplated hereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the Merger and the other transactions contemplated hereby. No other corporate proceedings on the part of the Company or any of its subsidiaries are necessary to authorize this Agreement, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby (other than, with respect to the Merger and this Agreement, the Company Requisite Vote). The Company Board has directed that this Agreement and the Merger be submitted to the stockholders of the Company for their approval to the extent required by Law. The affirmative approval of the Merger by the holders of shares of Company Common Stock representing at least two-thirds of all votes entitled to be cast by the holders of all outstanding shares of Company Common Stock as of the record date for the Company Stockholder' Meeting (the "Company Requisite Vote") is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the Merger.

      Section 3.4 REPORTS; FINANCIAL STATEMENTS. Except as set forth in SECTION
3.4 OF THE COMPANY DISCLOSURE SCHEDULE, the Company has timely filed all required forms, reports and documents with the SEC since January 1, 2004, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the

"Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in each case, the rules and regulations promulgated thereunder applicable to such forms, reports and documents, each as in effect on the dates such forms, reports and documents were filed, except to the extent that such forms, reports and documents have been modified, amended or superseded by later forms, reports and documents filed prior to the date of this Agreement. The Company has made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2003, 2004 and 2005, respectively, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2004, and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 2004 (collectively, the "Company SEC Reports"). The Company has made available to the Parent copies of all SEC comment letters addressed to the Company since January 1, 2004. Except as set forth in SECTION 3.4 OF THE COMPANY DISCLOSURE SCHEDULE, none of such forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified, amended or superseded by later Company SEC Reports filed prior to the date of this Agreement. The Company has complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (the "S-Ox Act"), including, without limitation, all certifications and internal controls required pursuant to the S-Ox Act. Except as set forth in SECTION 3.4 OF THE COMPANY DISCLOSURE SCHEDULE, the consolidated financial statements of the Company included in the Company SEC Reports (except to the extent such statements have been amended or modified by later Company SEC Reports filed prior to the date of this Agreement) filed prior to the date of this Agreement complied as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports. The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Company Board and (iv) regarding prevention of timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's consolidated financial statements. Except as disclosed in the Company SEC Reports, the Company has not identified as of the date hereof any material weaknesses in the design or operation of the Company's internal control over financial reporting. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company.

      Section 3.5 NO UNDISCLOSED LIABILITIES. Except as set forth in SECTION 3.5 OF THE COMPANY DISCLOSURE SCHEDULE or the Company SEC Reports filed prior to the date of this Agreement, none of the Company or its subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

      Section 3.6 ABSENCE OF CHANGES. Except as disclosed in SECTION 3.6 OF THE COMPANY DISCLOSURE SCHEDULE or the Company SEC Reports filed prior to the date of this Agreement, since the date of the most recent audited financial statements included in the Company SEC Reports filed prior to the date of this Agreement (the "Company Financial Statement Date"), the Company and its subsidiaries have conducted their business only in the usual, regular and ordinary course consistent with past practice, and (a) there have not been any events, occurrences, developments or state of circumstances or facts that have had, individually or in the aggregate, a Material Adverse Effect on the Company, nor has there been any event, occurrence or development that would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, (b) except for regular monthly distributions (in the case of the Company) not in excess of $0.069167 per share of Company Common Stock with customary record and payment dates, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Company Stock, (c) there has not been any split, combination or reclassification of any shares of Company Stock or any capital stock of any subsidiary or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any of the Company's subsidiaries, except as contemplated by this Agreement, (d) there has not been any damage, destruction or loss, whether or not covered by insurance, that has had, would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, (e) there has not been any change made prior to the date of this Agreement in accounting principles or material accounting practices by the Company or any of the Company's subsidiaries, except insofar as may have been disclosed in the Company SEC Reports filed prior to the date of this Agreement or required by a change in GAAP, or (f) there has not been any amendment of any employment, consulting, severance, retention or any other agreement between the Company or any subsidiary and any officer of the Company or any subsidiary.

      Section 3.7 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any other Antitrust Law (as hereinafter defined), the filing and recordation of the Articles of Merger as required by the MGCL and the DLLC Act and as otherwise set forth in SECTION 3.7 TO THE COMPANY DISCLOSURE Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, (i) any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or (ii) any other third party, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger or any of the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in SECTION 3.7 OF THE COMPANY DISCLOSURE SCHEDULE, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger or any of the other transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or bylaws (or similar organizational documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien or result in the reduction or loss of any material benefit) under, any of the terms, conditions or provisions of any loan, note, bond, mortgage, credit agreement, reciprocal easement agreement, permit, concession, franchise, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or any Company Permit (as hereinafter defined), or (iii) violate any foreign or domestic law, Order, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("Law") applicable to the Company or any of its subsidiaries or any of their respective properties or assets, in each case with respect to (ii) and (iii) above, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, as amended.

      Section 3.8 LITIGATION. As of the date of this Agreement, except (i) as listed in SECTION 3.8 OF THE COMPANY DISCLOSURE SCHEDULE, (ii) as set forth in the Company SEC Reports filed prior to the date of this Agreement, or (iii) for suits, claims, actions, proceedings or investigations arising from the usual, regular and ordinary course of operations of the Company involving (A) eviction or collection matters or (B) personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened in writing against the Company or any of its subsidiaries or any of its or their respective properties or assets that (1) involves amounts in excess of $1,000,000 individually or $5,000,000 in the aggregate or (2) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Merger. Except as set forth in SECTION
3.8 OF THE COMPANY DISCLOSURE SCHEDULE and other than as set forth in the Company SEC Reports filed prior to the date of this Agreement, none of the Company or its subsidiaries is subject to any outstanding Order.

      Section 3.9 COMPLIANCE WITH APPLICABLE LAW. The Company and each of its subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for Company Permits the absence of which would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its subsidiaries are in compliance with the terms of the Company Permits, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and each of its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the Company's Knowledge, threatened in writing, nor, to the Company's Knowledge, has any Governmental Entity indicated an intention to conduct the same, except to the extent any such investigation would not have a Material Adverse Effect on the Company.

      Section 3.10 PROPERTIES.

            (a) SECTION 3.10(a) OF THE COMPANY DISCLOSURE SCHEDULE sets forth a correct and complete list and location of (i) all operating real property owned or leased by the Company and its subsidiaries (including its headquarters and leases of office space) as of the date of this Agreement (the "Operating Properties"), (ii) all real property currently under development, expansion, renovation or rehabilitation owned or leased by the Company and its subsidiaries as of the date of this Agreement (the "Development Properties"), and (iii) all parcels of undeveloped non-income producing land owned or leased by the Company and its subsidiaries (the "Land") (collectively, the Operating Properties, the Development Properties and the Land, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are referred to herein as the "Company Properties"). Each Company Property is owned or leased by the Company or a subsidiary of the Company as indicated in SECTION 3.10(a) OF THE COMPANY DISCLOSURE SCHEDULE. The Company and its subsidiaries own fee simple title to or, if so indicated in SECTION 3.10(a) OF THE COMPANY DISCLOSURE SCHEDULE, lease each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, "Property Restrictions"), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties or (iii) Property Restrictions which do not, individually or in the aggregate, interfere materially with the current use of such property. None of the matters described in clauses (i), (ii) and (iii) above would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, "Permitted Liens" means (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) with respect to real property, any Lien, encumbrance or other title defect disclosed on the Company Title Insurance Policies (as hereinafter defined) or on any existing lender's title insurance policy made available to Purchaser (whether material or immaterial), Liens and obligations arising under the Company Material Contracts, the Company Space Leases

(as hereinafter defined) and any other Lien which does not, individually or in the aggregate, interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) and
(iii) inchoate materialmen's, mechanics', carriers', workmen's and repairmen's liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP).

            (b) The Company and each of its subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its subsidiaries as of June 30, 2006, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except for Permitted Liens.

            (c) Except as provided for in SECTION 3.10(c) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any of its subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Operating Properties, in any case which would have a material adverse effect on such Operating Property or Development Properties.

            (d) Except as set forth in SECTION 3.10(d) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any of its subsidiaries, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in monetary default under any Company Space Lease, except for defaults that would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in
SECTION 3.10(d) OF THE COMPANY DISCLOSURE SCHEDULE, no defaults by the Company or its Subsidiaries have been alleged in writing by the lessees thereunder that have not been cured in all material respects and, to the Company's Knowledge, neither the Company nor any of its subsidiaries is in default under any Company Space Lease except for defaults that would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (e) Except as provided for in SECTION 3.10(e) OF THE COMPANY DISCLOSURE SCHEDULE, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Operating Properties (e.g., local improvement district, road improvement district) have been performed, paid or taken, as the case may be, other than those where the failure would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            (f) Except as listed in SECTION 3.10(f) OF THE COMPANY DISCLOSURE SCHEDULE or which would not have, or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and all of its subsidiaries have performed all obligations required to be performed by it to date under each ground lease pursuant to which the Company or any of its subsidiaries is a lessee (individually, "Ground

Lease" and collectively, "Ground Leases") and (ii) neither the Company nor any of its subsidiaries, nor to the Knowledge of the Company, any other party, is in default under any Ground Lease (and to the Company's Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default).

            (g) Except as set forth in SECTION 3.10(g) OF THE COMPANY DISCLOSURE SCHEDULE, as of the date hereof, neither the Company nor any of its subsidiaries has delivered written notice to any tenant under any Company Space Lease, alleging that such tenant is in default thereunder, other than with respect to defaults that have been cured or waived or which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

            (h) Except for those contracts or agreements set forth in SECTION 3.10(h) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any of its subsidiaries has entered into any contract or agreement (collectively, the "Participation Agreements") with any third party or any employee, consultant, Affiliate (as hereinafter defined) or other person (the "Participation Party") which provides for a right of such Participation Party to participate, invest, join, partner, have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a "Participation Interest"). SECTION 3.10(h) OF THE COMPANY DISCLOSURE SCHEDULE sets forth the only transactions or Company Properties for which any Participation Party currently has a Participation Interest pursuant to such Participation Agreements.

            (i) There are no agreements, written or oral, between the Company or any of its subsidiaries and any other Person relating to the use or occupancy of any Company Property by a Person other than the Company or any of its subsidiaries, other than the Company Space Leases and reciprocal easement agreements.

            (j) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, all properties currently under development or construction by the Company or any subsidiary and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company or any subsidiary are reflected in the Company's capital budget ("2006 Budget"), delivered to Parent prior to the date hereof.

      Section 3.11 EMPLOYEE PLANS.

            (a) SECTION 3.11(a) OF THE COMPANY DISCLOSURE SCHEDULE sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit plans or other benefit arrangements including bonus plans, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship programs, directors' benefit, bonus or other incentive compensation, which the Company or any of its subsidiaries or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Company or any subsidiary under Section 414(b), (c),
(m) or (o) of the Code ("Company ERISA Affiliate") sponsors, maintains, participates in, contributes to or has any obligation to contribute to (each a "Company Employee Benefit Plan" and collectively, the "Company Employee Benefit Plans") on behalf of its officers, directors, independent contractors or employees, or former directors, independent contractors or employees. Except as disclosed in SECTION 3.11(a) OF THE COMPANY DISCLOSURE SCHEDULE, none of the Company Employee Benefit Plans is subject to Title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA, nor has the Company or any Company ERISA Affiliate ever been obligated to contribute to or ever participated in a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any Company ERISA Affiliate has incurred any present or contingent liability under Title IV of ERISA, nor does any condition exist which could reasonably be likely to result in any such liability. No Company Employee Benefit Plan is a voluntary employees' beneficiary association, as defined by Code Section 501(c)(9).

            (b) Correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans have been made available to Parent by the Company: (i) any plans and related trust documents, group annuity contracts, contracts for insurance, and amendments thereto; (ii) the three most recent Forms 5500 and schedules thereto, if applicable that have been filed by the Company or the Company ERISA Affiliates; (iii) the most recent Internal Revenue Service ("IRS") determination letter, if applicable; (iv) the three most recent financial statements and actuarial valuations, if applicable;
(v) the current summary plan descriptions and summaries of any material modifications thereto, if any, (vi) all material correspondence with the IRS or DOL concerning the Company with respect to the Company Employee Benefit Plans.

            (c) Except as disclosed in SECTION 3.11(c) OF THE COMPANY DISCLOSURE SCHEDULE, (i) the Company and the Company ERISA Affiliates have performed all material obligations required to be performed by them under any Company Employee Benefit Plan; (ii) the Company Employee Benefit Plans have been administered in material compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iii) all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder, or in connection therewith, have been made by the due date thereof, as prescribed by ERISA or the Code, and all contributions for any period ending on or before the Effective Time which are not yet due will have been paid or accrued prior to the Effective Time and are properly disclosed in the footnotes in accordance with GAAP, in the financial statements of the Company; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefits) filed, or to the Company's Knowledge, threatened with respect to any Company Employee Benefit Plan; (v) with respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge (as hereinafter defined) of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability (other than liability for the payment of benefits accrued but not yet paid as of the Effective Time) that, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect on the Company under ERISA, the Code or any other applicable law; (vi) the Company and the Company ERISA Affiliates have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code), for any excise Tax or civil penalty or otherwise; and (vii) to the Company's Knowledge, there have been no breaches of fiduciary obligations under Title I of ERISA with respect to any Company Employee Benefit Plan.

            (d) Each of the Company Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is "qualified" and that the trusts maintained pursuant thereto are exempt from U.S. federal income taxation under Section 501 of the Code. The Company knows of no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan or the tax exemption of any trust maintained pursuant thereto.

            (e) Except as set forth in SECTION 3.11(e) OF THE COMPANY DISCLOSURE SCHEDULE, none of the Employee Benefit Plans provide benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA; (ii) deferred compensation benefits accrued as liabilities on the books of the Company or an ERISA Affiliate; (iii) benefits, the full cost of which is borne by the current or former employee (or his beneficiary); or (iv) for continuing post-employment health, medical, life insurance coverage, or other welfare benefits for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

            (f) Except as set forth in SECTION 3.11(f) OF THE COMPANY DISCLOSURE SCHEDULE, no stock or other security issued by the Company forms or has formed a material part of the assets of any Company Employee Benefit Plan.

            (g) Except as specifically identified and quantified in SECTION 3.11(g) of THE COMPANY DISCLOSURE SCHEDULE, neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former officer, director, independent contractor, or employee of the Company or any of its subsidiaries; (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan to such individuals set forth in Section 3.11(g)(i); (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or a related trust; (iv) result in the acceleration of the time of payment or vesting of any such benefits; or (v) result in any payment that will not be deductible for U.S. federal Tax purposes under Section 280G or Section 162(m) of the Code.

            (h) Except as identified in SECTION 3.11(h) OF THE COMPANY DISCLOSURE SCHEDULE, no "leased employee" as that term is defined in Section 414(n) of the Code, performs services for the Company. No leased employee is eligible to participate in any Company Employee Benefit Plan at the exclusion of any such person who does not cause any such plan to lose qualification under Section 401(a) of the Code, nor does it violate the terms of any Company Employee Benefit Plan.

            (i) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of the Company, which obligations would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

            (j) The aggregate amount of (i) severance payable under any and all Company Employee Plans, including but not limited to severance programs, employment agreements, and change of control agreements or programs to all eligible directors, officers, independent contractors, and/or employees who were or will be terminated and entitled to benefits under such plan as a result of the Merger, (ii) bonuses payable pursuant to the bonus pool disclosed on SECTION 3.11(a) OF THE COMPANY DISCLOSURE SCHEDULE and (iii) amounts payable pursuant to the Senior and Executive Officer Incentive Plan, disclosed on SECTION 3.11(A) OF THE COMPANY DISCLOSURE SCHEDULE, as well as any other incentive programs under which an officer, directors, independent contractor, and/or employee would receive a benefit will not exceed $15,800,000.

            (k) No assets of the Company Employee Plans are invested, directly or indirectly, in any obligation of, or security or other instrument issued by, the Company or any ERISA Affiliate. No assets of any of the Company Employee Plans are invested, directly or indirectly, in real or personal property used by the Company or an ERISA Affiliate. There is sufficient liquidity of assets in each of the funded Company Employee Plans to promptly pay for the benefits earned and other liabilities owed under such Plan. With respect to each of the Company Employee Plans, no insurance contract, annuity contract, or other agreement or arrangement with any financial or other organization would impose any penalty, discount or other reduction on account of the withdrawal of assets from such organization or the change in the investment of such assets.

            (l) With respect to each Company Employee Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

      Section 3.12 LABOR MATTERS.

            (a) SECTION 3.12(a) OF THE COMPANY DISCLOSURE SCHEDULE sets forth a list of all employment, consulting, independent contractor, temporary staffing, labor or collective bargaining agreements to which the Company or any subsidiary is party (excluding personal services contracts) and, except as set forth therein, there are no such employment, consulting, independent contractor, temporary staffing, labor or collective bargaining agreements that pertain to the Company or any of its subsidiaries. The Company has heretofore made available to Parent correct and complete copies of (i) the employment agreements listed on SECTION 3.12(A) OF THE

COMPANY DISCLOSURE SCHEDULE and (ii) the labor or collective bargaining agreements listed on SECTION 3.12(a) OF THE COMPANY DISCLOSURE SCHEDULE, together with all material amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

            (b) Except as disclosed in SECTION 3.12(b) OF THE COMPANY DISCLOSURE SCHEDULE, (i) no employees of the Company or any of its subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of its subsidiaries has made a written demand for recognition or certification; (iii) to the Company's Knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Company's Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) to the Company's Knowledge, there are no organizing activities involving the Company or any of its subsidiaries pending with any labor organization or group of employees of the Company or any of its subsidiaries, and (v) the Company is not affected and has not been affected in the past by any actual or threatened work stoppage strike or other labor disturbance.

            (c) There are no unfair labor practice charges, grievances or complaints filed or, to the Company's Knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its subsidiaries.

            (d) Except as set forth in SECTION 3.12(d) OF THE COMPANY DISCLOSURE SCHEDULE, there are no complaints, charges or claims against the Company or any of its subsidiaries filed or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any federal, state or local Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries.

            (e) Except as set forth in SECTION 3.12(e) OF THE COMPANY DISCLOSURE SCHEDULE, (i) the Company and each of its subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" Law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for immaterial non-compliance; and (ii) there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or any of its subsidiaries within the last six (6) months.

      Section 3.13 ENVIRONMENTAL MATTERS. Except as disclosed in SECTION 3.13 OF THE COMPANY DISCLOSURE SCHEDULE, (i) the Company and its subsidiaries and, to the Knowledge of the Company, all real property owned, leased or operated by the Company and its subsidiaries are in compliance with and have complied with Environmental Laws, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) the Company and its subsidiaries have obtained and currently possess and maintain all permits, licenses and other authorizations required by Environmental Laws (collectively, "Company Environmental Permits") for each of their respective operations, all such Company Environmental Permits are in good standing, and the Company and its subsidiaries have complied with the terms and conditions of such Company Environmental Permits, except in each such case as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) neither the Company and its subsidiaries nor any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or its subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened Environmental Claim;
(iv) neither the Company nor any of its subsidiaries has generated, arranged for the disposal of or otherwise caused to be disposed of any Hazardous Material at any off-site location at which the Company and its subsidiaries would reasonably be expected to be liable for undertaking or paying for any investigation or any other action to respond to the release or, to the Knowledge of the Company, threatened release of any Hazardous Material or would reasonably be expected to be required to pay natural resource damages, except in any such case as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (v) no Company Property or any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company and its subsidiaries has been the subject of any treatment, storage, disposal, accumulation, generation, or release of Hazardous Materials in any manner which would reasonably be expected to give rise to liability under Environmental Laws or need to undertake any action to respond to such Hazardous Materials, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (vi) there are no wetlands at any of the Company Properties nor is any Company Property subject to any current or, to the Knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (vii) the Company and its subsidiaries have made available to Parent all environmental audits, reports, memorandum and other material environmental documents in their possession or control relating to their current and, to the extent the Company or its subsidiaries have Knowledge that they are potentially liable, their formerly owned or operated properties, facilities or operations; (viii) no capital expenditures are presently required to maintain or achieve compliance with Environmental Laws, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (ix) to the Knowledge of the Company, there are no underground storage tanks, polychlorinated biphenyls ("PCB") or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or asbestos or asbestos-containing materials at any Company Property, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. No authorization, notification, recording, filing, consent, waiting period, investigation, remediation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby. The Company has made available to Parent a correct and complete copy of a draft settlement and indemnity agreement by and between Honeywell International Inc. and a subsidiary of the Company with respect to environmental litigation regarding the Operating Property commonly referred to as 440 Commons, Site No. 117 or the Ryerson Steel Site.

            As used in this Agreement:

            "Environmental Claims" means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, Orders or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law or any Company Environmental Permit, as the case may be.

            "Environmental Laws" means all applicable federal, state, and local Laws, rules and regulations, Orders and other legal requirements including, without limitation, common law relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, in effect on this date, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sec. 9601 et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sec. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sec. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sec. 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Sec. 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Sec. 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Sec. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Sec. 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Sec. 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

            "Hazardous Material" means all substances, pollutants, chemicals, compounds, and wastes, including, without limitation, petroleum and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including without limitation bacteria, mold, fungi or other toxic growth.

      Section 3.14 TAX MATTERS.

            (a) All federal and all other material Tax Returns required to be filed by or on behalf of the Company or any of its subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were and continue to be accurate and complete in all material respects. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement, and, except for unpaid Taxes in amounts that are not material, the non-payment of which would not cause or reasonably be likely to have a Material Adverse Effect on the Company, (i) all Taxes payable by or on behalf of the Company or any of its subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes of the Company or any of its subsidiaries have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. Except as set forth in SECTION 3.14(a) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any of its subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

            (b) The Company, (i) held no assets, earned no income and did not engage in any business activity for its taxable year ending December 31, 1998 and (ii) for all taxable years beginning with its taxable year ended December 31, 1999, has been taxable as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), and has qualified as a REIT for all such years, (iii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that will end as of the Effective Time, and (iv) has not taken any action or failed to take any action which would reasonably be expected to result in a successful challenge by any Governmental Entity to its status as a REIT for any such years, and no such challenge is pending, or is or has been threatened in writing.

            (c) Except as set forth in SECTION 3.14(c) OF THE COMPANY DISCLOSURE SCHEDULE, all material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any of its subsidiaries have been fully paid or adequately provided for in accordance with GAAP, and, to the Knowledge of the Company, there are no other audits relating to any material taxes by any taxing authority in progress, nor has the Company or any of its subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit.

            (d) Except as set forth in SECTION 3.14(d) OF THE COMPANY DISCLOSURE SCHEDULE, and, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its subsidiaries have complied in all material respects with all applicable Laws, rules and regulations relating to the payment, paying over and withholding of Taxes (including, without limitation, under Sections 1441, 1442, 1445, 1446, and 3402 of the Code) and have duly and timely withheld and paid over Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (including, without limitation, with respect to any sales, gross receipts, and use taxes) and have duly paid over to the appropriate taxing authorities all material amounts so withheld on or prior to the due date thereof.

            (e) The Company has made available to Parent correct and complete copies of (a) all U.S. federal and other material Tax Returns of the Company and its subsidiaries relating to the taxable periods since their respective date of formation that have been filed and (B) any audit report issued and relating to any material Taxes due from or with respect to the Company or any of its subsidiaries.

            (f) Except as set forth in SECTION 3.14(f) OF THE COMPANY DISCLOSURE SCHEDULE, no material deficiencies for Taxes have been asserted or assessed in writing by a Governmental Entity against the Company or any of its subsidiaries which have not been paid or remain pending, including claims by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that the Company or any such subsidiary is or may be subject to taxation by that jurisdiction or is otherwise required to file Tax Returns in such jurisdiction.

            (g) Except as set forth in SECTION 3.14(g) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any other Person on behalf of the Company or any of its subsidiaries has requested any extension of time within which to file any income Tax Return or other material Tax Return, which such Tax Return has since not been filed.

            (h) Except as set forth in SECTION 3.10(a) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any of its subsidiaries is a party to any Tax Sharing Agreement or Tax Protection Agreement, or tax indemnity agreement (or similar agreement or arrangement) other than any agreement or arrangement solely between the Company and one or more of its wholly owned subsidiaries. The Company and its subsidiaries have complied with all material terms of the agreements provided in the preceding sentence and no Person has raised or threatened to raise a material claim against the Company or any of its subsidiaries for any breach of any such agreement.

            (i) Except as set forth in SECTION 3.14(i) OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any of its subsidiaries has applied for, received or has pending a request for a written ruling of a taxing Governmental Entity relating to Taxes, or has commenced negotiations or entered into a written and legally binding agreement with a taxing authority relating to Taxes.

            (j) Neither the Company nor any subsidiary has (i) made, agreed to, or is required to make, any adjustments pursuant to Section 481(a) of the Code or any state, local, or foreign analogue, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods, (ii) executed or entered into, or has pending a closing agreement pursuant to Section 7121 of the Code or any state, local, or foreign analogue, or any similar agreement, or (iii) received a ruling from any Governmental Entity in respect of Taxes, any of the foregoing of which would have continuing effect after the Merger.

            (k) There are no Liens for Taxes upon the assets of the Company or any of its subsidiaries, other than Permitted Liens.

            (l) Since the date of the most recent audited consolidated financial statements included in the Company SEC Reports, the Company has incurred no liability for any Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or IRS Notice 88-19 or Treasury Regulation Sections 1.337(d)-5T, 1.337(d)-6 and 1.337(d)-7 including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any of its subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon the Company or its subsidiaries.

            (m) The Company does not own any assets that would cause it not to satisfy the asset test set forth in Section 856(c)(4) of the Code. Each subsidiary of the Company which files Tax Returns as a partnership for U.S. federal income Tax purposes has since its inception or acquisition by the Company been classified for U.S. federal income Tax purposes as a partnership and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code. Each other subsidiary of the Company has been and continues to be treated for U.S. federal income Tax purposes as a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code, or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code. Except as set forth in SECTION 3.14(m) OF THE COMPANY DISCLOSURE SCHEDULE, the Company does not hold any asset the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or as provided for in Treasury Regulation Section 1.337(d)-5T, 1.337(d)-6, or 1.337(d)-7.

            (n) To the Company's Knowledge, the aggregate of the adjusted basis of the assets of the Company exceed the aggregate liabilities of the Company.

            (o) At the close of each of its taxable years beginning with its taxable year ending December 31, 1998, and as of the date hereof, the Company has not had, and does not have, as applicable, any earnings and profits accumulated in any non-REIT year within the meaning of Section 857(a)(2)(B) of the Code.

            (p) Except as provided in SECTION 3.14(o) OF THE COMPANY DISCLOSURE SCHEDULE, (i) none of the Company or any of its subsidiaries is or has ever been a member of a consolidated or affiliated group under any provision of U.S. federal, state, local, or foreign law, other than a group of which the Company was or is, as relevant, the common parent, and (ii) except as would not have or reasonably be likely to have a Material Adverse Effect on the Company, the Company does not have and could not have any liability for the Taxes of any Person other than the Company and its subsidiaries, and none of its subsidiaries have or could have any liability for the Taxes of any Person other than the Company and its subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by contract.

            (q) Neither the Company nor any of its subsidiaries made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that could reasonably be determined to not be deductible under Section 162(m) of the Code.

            (r) Except as would not have or reasonably would be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries is or has been a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations
Section 1.6011-4(b), or is or has been a "material advisor" as defined in
Section 6111(b) of the Code.

            (s) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

            (t) Other than regular monthly dividends in amounts consistent with dividends declared and paid during the twelve month period immediately prior to the date of this

Agreement, the Company will not be required to make distributions to its shareholders in order to maintain its REIT status or to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code (determined without regard to the effects of the Merger). All distributions made by the Company on and since January 1, 1999 have been made in accordance with the rights of its shareholders set forth in the Company's organizational documents, and the Company has not made any "preferential dividends" within the meaning of
Section 562(c) of the Code.

            (u) The Company is not a foreign person within the meaning of
Section 1445(b)(2) of the Code, and is and has been, at all times during the five calendar years preceding the date hereof, a "domestically-controlled" REIT within the meaning of Section 897(h) of the Code and Treasury Regulation Section 1.897-1(c)(2)(i).

            (v) The Company has the right to make or to require, and, after the Effective Time, the Surviving Entity and its assigns will have the right to make or to require, each subsidiary that is treated as a partnership for U.S. federal income Tax purposes to make an election under Section 754 of the Code (and any corresponding or similar elections under state or local tax law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.

            (w) Since January 1, 2002, neither the Company nor any of its subsidiaries has recognized taxable gain or loss from the disposition of any property that was reported (or is intended to be) reported as a "like kind exchange" under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and was timely and properly reported on any Tax Return referred to in paragraph (a) above.

            (x) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, any liability in respect of taxes under Treasury Regulation
Section 1.1502-6 or any similar provision of state, local or foreign Law, or imposed by contract (including, without limitation, by any Tax Sharing Agreement, Tax Protection Agreement, tax indemnity agreement, or any similar agreement). "Tax Returns" shall mean any report, return, document, declaration or any other information or filing required to be supplied to (or required to be presented by) any Governmental Entity (whether foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information. For purposes of this Section 3.14, the definition of "subsidiary" contained in Section 9.12 shall be applied by substituting "20%" for "a majority" in clause (iii) of such definition. "Tax Protection Agreement" shall mean any agreement pursuant to which the Company or any of its subsidiaries has agreed to indemnify any Person for Taxes arising as a result of any sale or other disposition for tax purposes, of any Company Property (including any

Taxes resulting from the transactions contemplated by this Agreement); (ii) which prohibits or restrains the ability of the Company or any of its subsidiaries to (I) transfer, for U.S. federal income Tax purposes or otherwise, any asset of the Company or its subsidiaries, as applicable, for a period of time, in any manner, or (II) repay, refinance or restructure of any indebtedness of the Company or any of its subsidiaries, or to do the same to or terminate any guarantees of such indebtedness, (iii) require the maintenance of any minimum level of indebtedness of the Company or any of its subsidiaries. "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation, sharing, or payment of U.S. federal, state or local income Tax liabilities or payment for U.S. federal, state or local income Tax benefits, whether or not on a net basis, with respect to any Person other than the Company and any of its direct or indirect wholly-owned subsidiaries.

      Section 3.15 MATERIAL CONTRACTS.

            (a) SECTION 3.15 OF THE COMPANY DISCLOSURE SCHEDULE sets forth a list of all Company Material Contracts (as hereinafter defined). The Company has heretofore made available to Parent correct and complete copies of all material written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound, including all: (i) (A) employment, severance, change in control, termination, labor, collective bargaining or consulting agreements (but excluding personal service contracts), (B) non-competition contracts, and (C) indemnification contracts with officers and directors of the Company or any of its subsidiaries; (ii) partnership or joint venture agreements; (iii) agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (in excess of 20,000 square feet), by merger, purchase or sale of assets or stock or otherwise, (A) the Company Properties or any other real property or (B) any personal property, except for sales of personal property not exceeding $250,000 individually or $1,000,000 in the aggregate;
(iv) loan or credit agreements, letters of credit, bonds, mortgages, indentures, guarantees, or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred, or evidencing security for any of the foregoing, excluding standard carveout guarantees and environmental guarantees; (v) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company in the usual, regular and ordinary course of business consistent with past practice contained in the Company leases and in other recorded documents by which real property was conveyed by the Company to any user; (vi) contracts or agreements that would be required to be filed as an exhibit to the Form 10-K or Forms 10-Q filed by the Company with the SEC since January 1, 2006;
(vii) Tax Protection Agreements; (viii) each contract (including, without limitation, any brokerage agreements) entered into by the Company or any of its subsidiaries, which may result in total payments by or liability of the Company or any subsidiary of the Company in excess of $500,000 annually, other than any Company Space Leases, and any documents relating to the indebtedness described in Section 3.15(a)(iv) hereof; PROVIDED, HOWEVER, any contract described in this clause (viii) that, by its terms, is terminable within 30 days (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Company Material Contract; (ix) the contracts included in SECTION 3.10 OF THE COMPANY DISCLOSURE SCHEDULE; (x) agreements for the pending purchase, option to purchase, or any other contractual right to purchase or acquire or lease, by merger, purchase or sale of assets or stock or otherwise, any real property for a purchase price in excess of $1,000,000; (xi) agreements pursuant to which the Company or any of its subsidiaries manages or provides services with respect to any real properties other than Company Properties; (xii) agreements providing for any contingent payment or earnout to the seller of real property; (xii) agreements pursuant to which an Affiliate of the Company or any stockholder, director or officer of the Company provides services to the Company or any of the Company's subsidiaries, including, without limitation, agreements that would be required to be disclosed in a proxy statement relating to an annual meeting of stockholders under the Exchange Act (the "Related Services Agreements"); and
(xiii) contracts and agreements to enter into any of the foregoing (such contracts and agreements referred to clauses (i) through (xiii) above, the "Company Material Contracts"). SECTION 3.15(a) TO THE COMPANY DISCLOSURE SCHEDULE lists, as of September 30, 2006, the outstanding principal balance, maturity date and applicable interest rate (including the method or formula for calculating any interest that is not a fixed percentage of the principal balance) for the indebtedness evidenced by each loan listed on the Company Disclosure Schedule pursuant to Section 3.15(a)(iv) hereof.

            (b) Each of the Company Material Contracts constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable against the Company or its subsidiaries, as the case may be, in accordance with its terms (except as enforceability may be limited by the Bankruptcy Exceptions). There is no default (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) under any Company Material Contract so listed by the Company as would have or would reasonably be likely to have a Material Adverse Effect on the Company.

            (c) Except as set forth in SECTION 3.15(c) TO THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor any of its subsidiaries has, except as such may be incurred in the ordinary course of business, (i) any continuing material contractual liability for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any of its subsidiaries, except for standard indemnification provisions entered into in the normal course of business, (ii) any continuing liability to make any reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by the Company or any of its subsidiaries, or (iii) any continuing contractual liability to pay any additional purchase price for any of the Company Properties.

      Section 3.16 OPINION OF FINANCIAL ADVISOR. Houlihan Lokey Howard & Zukin, Inc. (the "Company Fairness Advisor") has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock is fair to the holders of Company Common Stock (other than Parent, Merger Sub and any Affiliates of Parent) from a financial point of view. The Company is authorized by the Company Fairness Advisor to include such opinion in the Proxy Statement/Prospectus and the Registration Statement (each as hereinafter defined).

      Section 3.17 BROKERS. No broker, finder or investment banker (other than Banc of America Securities LLC and the Company Fairness Advisor, a correct and complete copy of whose engagement agreement(s) has been made available to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the Merger based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

      Section 3.18 TAKEOVER STATUTES. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other takeover Laws and regulations of any state (collectively, "Takeover Statutes"), including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, or any takeover provision in the Company's articles of incorporation and bylaws. The Company does not have any stockholder rights plan in effect.

      Section 3.19 RELATED PARTY TRANSACTIONS. Except as set forth in SECTION
3.15 OF THE COMPANY DISCLOSURE SCHEDULE, and except for usual, regular and ordinary course advances to employees, set forth in SECTION 3.19 TO THE COMPANY DISCLOSURE STATEMENT is a list of all agreements and contracts entered into by the Company or any of the Company's subsidiaries under which continuing obligations exist with any Person who is an officer, director or Affiliate of the Company or any of the Company's subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act; PROVIDED, HOWEVER, that the Inland Group, Inc. and any of its Affiliates shall be deemed an Affiliate of the Company for purposes of this Agreement.

      Section 3.20 INVESTMENT COMPANY ACT OF 1940. Neither the Company nor any of the Company's subsidiaries are, or at the Effective Time will be, required to be registered under the Investment Act of 1940, as amended.

      Section 3.21 TRADEMARKS, PATENTS AND COPYRIGHTS. Except as set forth in
SECTION 3.21 OF THE COMPANY DISCLOSURE SCHEDULE, neither the Company nor its subsidiaries (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by the Company or its subsidiaries of any trademarks or patents. To the Knowledge of the Company, no intellectual property used by the Company or any of its subsidiaries infringes or is alleged to infringe any intellectual property rights of any third party.

      Section 3.22 INSURANCE. SECTION 3.22 OF THE COMPANY DISCLOSURE SCHEDULE sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its subsidiaries including the underwriter of such policies and the amount of coverage thereunder. The Company and any of its subsidiaries have paid, will pay, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies in any material respect. Except as set forth in SECTION 3.22 OF THE

COMPANY DISCLOSURE SCHEDULE, the Company has not received any written notice of cancellation or termination with respect to any existing insurance policy except in connection with an annual renewal process.

      Section 3.23 INFORMATION IN PROXY STATEMENT/PROSPECTUS. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus, the Registration Statement or any other document to be filed with the SEC in connection herewith (the "Other Filings") shall not at the time filed with the SEC, at any time it is amended or supplemented, at the time it is mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as set forth in the disclosure schedule delivered by the Parent to Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), the Parent and the Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      Section 4.1 ORGANIZATION AND QUALIFICATION.

            (a) Each of the Parent and the Merger Sub and each of their respective subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable (except where the failure to be in good standing would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as hereinafter defined)) and has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Parent to be conducted.

            (b) The articles of incorporation or certificate of formation, as applicable, and the code of regulations or limited liability company agreement, as applicable, of Parent and the Merger Sub are in effect, and no dissolution, revocation or forfeiture proceedings regarding Parent or Merger Sub have been commenced.

      Section 4.2 CAPITALIZATION.

            (a) As of September 30, 2006, the authorized stock of Parent consists of: (i) 200,000,000 Parent Common Shares, without par value, of which 108,894,237 shares are issued and outstanding; (ii) 750,000 shares of Class A Cumulative Preferred Shares, without par value, of which none are issued and outstanding (the "Class A Preferred Shares"); (iii) 750,000 shares of Class B Cumulative Preferred Shares, without par value, of which none are issued and outstanding (the "Class B Preferred Shares"); (iv) 750,000 shares of Class C Cumulative Preferred Shares, without par value, of which none are issued and outstanding (the "Class C Preferred Shares"); (v) 750,000 shares of Class D Cumulative Preferred Shares, without par value, of which none are issued and outstanding (the "Class D Preferred Shares"); (vi) 750,000 shares of Class E Cumulative Preferred Shares, without par value, of which none are issued and outstanding (the "Class E Preferred Shares"); (vii) 750,000 shares of Class F Cumulative Preferred Shares, without par value, of which 690,000 shares have been designated 8.60% Class F Cumulative Preferred Shares, of which 600,000 are issued and outstanding (the "Class F Preferred Shares");
(viii) 750,000 shares of Class G Cumulative Preferred Shares, without par value, of which 750,000 shares have been designated 8.00% Class G Cumulative Preferred Shares, of which 720,000 are issued and outstanding (the "Class G Preferred Shares"); (ix) 750,000 shares of Class H Cumulative Preferred Shares, without par value, of which 410,000 shares have been designated 7.375% Class H Cumulative Preferred Shares, all of which are issued and outstanding (the "Class H Preferred Shares"); (x) 750,000 shares of Class I Cumulative Preferred Shares, without par value, of which 360,000 have been designated 7.5% Class I Cumulative Preferred Shares, all of which are issued and outstanding (the "Class I Preferred Shares"); (xi) 750,000 shares of Class J Cumulative Preferred Shares, without par value, of which none are issued and outstanding (the "Class J Preferred Shares"); (xii) 750,000 shares of Class K Cumulative Preferred Shares, without par value, of which 350,000 shares have been designated as 8 7/8% Class K Cumulative Redeemable Preferred Shares and none are issued and outstanding (the "Class K Preferred Shares"); and (xiii) 750,000 shares of Noncumulative Preferred Shares, without par value, of which none are issued and outstanding (the "Noncumulative Preferred Shares," together with the Class A Preferred Shares, the Class B Preferred Shares, the Class C Preferred Shares, the Class D Preferred Shares, the Class E Preferred Shares, the Class F Preferred Shares, the Class G Preferred Shares, the Class H Preferred Shares, the Class I Preferred Shares, the Class J Preferred Shares and the Class K Preferred Shares, the "Parent Preferred Shares"). All of the issued and outstanding Parent Common Shares and Parent Preferred Shares have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, 904,647 Parent Common Shares are reserved for issuance upon conversion of units of limited partnership interests in an operating partnership subsidiary of Parent, approximately 1,608,000 Parent Common Shares are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options to purchase Parent Common Shares ("Parent Options") and up to 650,866 shares are reserved for issuance under performance agreements issued pursuant to various equity incentive plans of Parent.

            (b) Parent owns 100% of the issued and outstanding limited liability company interests in Merger Sub.

      Section 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT; STOCKHOLDER APPROVAL.

            (a) Each of Parent and Merger Sub has all necessary corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions.

            (b) The Board of Directors of Parent and the member of Merger Sub have, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger and the other transactions contemplated hereby, and each of Parent and Merger Sub has taken all corporate or limited liability company, as applicable, action required to be taken for the consummation of the Merger and the other transactions contemplated hereby. No other vote or limited liability company proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger and this Agreement, to the extent required by Law (as hereinafter defined).

      Section 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the NYSE, the HSR Act or any other Antitrust Law (as hereinafter defined), the filing and recordation of the Articles of Merger as required by the MGCL and the DLLC Act, no filing with or notice to, and no permit, authorization, consent or approval of, (i) any Governmental Entity or
(ii) any other third party, is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub or the consummation of the Merger by each of Parent and Merger Sub or any of the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither the execution, delivery or performance of this Agreement by each of Parent and Merger Sub nor the consummation by each of Parent and Merger Sub of the Merger or any of the other transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or operating agreement (or similar organizational documents) of each of the Parent and Merger Sub or any of their respective subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien or result in the reduction or loss of any benefit) under, any of the terms, conditions or provisions of any loan note, bond, mortgage, credit agreement, reciprocal easement agreement, permit, concession, franchise, indenture, lease, license, contract, agreement or other instrument or obligation to which the Parent, the Merger Sub or any of their respective subsidiaries, is a party or by which any of them or any of their respective properties or assets may be bound or any permit, license, variance, exemption, Order or approval of any Governmental Entities necessary for the lawful conduct of Parent's and the Merger Sub's respective businesses, or (iii) violate any Law applicable to the Parent, the Merger Sub or any of their respective subsidiaries or any of their respective properties or assets, in each case with respect to (ii) and (iii) above, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

      Section 4.5 REPORTS; FINANCIAL STATEMENTS. Parent has timely filed all required forms, reports and documents with the SEC since January 1, 2004, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and, in each case, the rules and regulations promulgated thereunder applicable to such forms, reports and documents, each as in effect on the dates such forms, reports and documents were filed, except to the extent that such forms, reports and documents have been modified, amended or superseded by later forms, reports and documents filed prior to the date of this Agreement. Parent has made available to Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2003, 2004 and 2005, respectively,
(ii) all definitive proxy statements relating to the Parent's meetings of stockholders (whether annual or special) held since January 1, 2004, and (iii) all other reports or registration statements filed by the Parent with the SEC since January 1, 2004 (collectively, the "Parent SEC Reports"). None of such forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified, amended or superseded by later Parent SEC Reports filed prior to the date of this Agreement. The consolidated financial statements of the Parent included in the Parent SEC Reports (except to the extent such statements have been amended or modified by later Parent SEC Reports filed prior to the date of this Agreement) filed prior to the date of this Agreement complied as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with GAAP (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Parent has complied in all material respects with the requirements of the S-Ox Act, including, without limitation, all certifications and internal controls required pursuant to the S-Ox Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Parent Board and (iv) regarding prevention of timely detection of the unauthorized acquisition, use or disposition of Parent's assets that could have a material effect on Parent's consolidated financial statements. Except as disclosed in the Parent SEC Reports, Parent has not identified as of the date hereof any material weaknesses in the design or operation of the Parent's internal control over financial reporting. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Parent, threatened in each case regarding any accounting practices of the Parent or any malfeasance by any director or executive officer of the Parent.

      Section 4.6 NO UNDISCLOSED LIABILITIES. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, none of Parent or its subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of Parent or in the notes thereto, except for any such liabilities or obligations which would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

      Section 4.7 ABSENCE OF CHANGES. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since the date of the most recent audited financial statements included in the Parent SEC Reports filed prior to the date of this Agreement (the "Parent Financial Statement Date"), the Parent and its subsidiaries have conducted their business only in the usual, regular and ordinary course consistent with past practice, and there have not been (a) any events or circumstances that have had a Parent Material Adverse Effect, (b) except for regular quarterly distributions (in the case of the Parent) not in excess of $0.59 per Parent Common Share with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Parent Common Shares, (c) any split, combination or reclassification of any Parent Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any of the Parent's subsidiaries, except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has had, would have or would reasonably be likely to have a Parent Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting principles or material accounting practices by the Parent or any of the Parent's subsidiaries, except insofar as may have been disclosed in the Parent SEC Reports filed prior to the date of this Agreement or required by a change in GAAP.

      Section 4.8 LITIGATION. As of the date of this Agreement, except (i) as listed in SECTION 4.8 OF THE PARENT DISCLOSURE SCHEDULE, (ii) as set forth in the Parent SEC Reports filed prior to the date of this Agreement or (iii) for suits, claims, actions, proceedings or investigations arising from the usual, regular and ordinary course of operations of the Parent, involving (A) eviction or collection matters or (B) personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, claim, action, proceeding or investigation pending or, to the actual knowledge of the executive officers of Parent, threatened in writing against the Parent or any of its subsidiaries or any of its or their respective properties or assets that (1) involves amounts in excess of $1,000,000 individually or $5,000,000 in the aggregate or (2) questions the validity of this Agreement or any action to be taken by Parent or the Merger Sub in connection with the consummation of the Merger. Except as set forth in SECTION 4.8 OF THE PARENT DISCLOSURE SCHEDULE and other than as set forth in the Parent SEC Reports filed prior to the date of this Agreement, none of Parent, the Merger Sub or any of their respective subsidiaries is subject to any outstanding Order.

      Section 4.9 COMPLIANCE WITH APPLICABLE LAW. Parent and each of its subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for Parent Permits the absence of which would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its subsidiaries are in compliance with the terms of the Parent Permits, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and each of its subsidiaries are not being conducted in violation of any Law applicable to Parent or its subsidiaries, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Parent or its subsidiaries is pending or, to the Parent's knowledge, threatened in writing, nor, to the Parent's knowledge, has any Governmental Entity indicated an intention to conduct the same, except to the extent any such investigation would not have a Parent Material Adverse Effect.

      Section 4.10 TAXES. Parent (i) for all taxable years since inception, has elected and has been subject to federal and state taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal and state Tax purposes for such years, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal and state Tax purposes and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date, and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the actual knowledge of the executive officers of Parent, threatened.

      Section 4.11 BROKERS. No broker, finder or investment banker (other than Macquarie Capital Partners LLC) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the Merger based upon arrangements made by and on behalf of the Parent or any of its subsidiaries.

      Section 4.12 TAKEOVER STATUTES. Parent has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of any Takeover Statutes or any takeover provision in the Parent's articles of incorporation and code of regulations.

      Section 4.13 AUTHORIZATION FOR PARENT COMMON SHARES. Parent has taken all necessary action to permit it to issue the number of Parent Common Shares, if any, required to be issued by it pursuant to this Agreement. Parent Common Shares issued pursuant to this Agreement will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. Parent Common Shares will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

      Section 4.14 INVESTMENT COMPANY ACT OF 1940. Neither the Parent nor any of the Parent's subsidiaries are, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

      Section 4.15 NO PRIOR ACTIVITIES; INTERIM OPERATIONS. Prior to the date hereof, except for obligations incurred in connection with its organization or the negotiation and consummation of this Agreement and the Merger, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person. From the date hereof through the

Closing Date, Merger Sub will engage in no other activities or operations except as contemplated by this Agreement.

      Section 4.16 SUFFICIENT CONSIDERATION; NO OWNERSHIP OF COMPANY STOCK. Parent will have at the Closing sufficient funds available to pay the Cash Consideration, Company Option Consideration and Company Warrant Consideration in the Merger and to pay all fees, costs and expenses in connection with the transactions contemplated hereby. None of Parent, Merger Sub or any of their respective subsidiaries owns any Company Common Stock.

      Section 4.17 INFORMATION IN COMPANY STATEMENT/PROSPECTUS. The information supplied by the Parent and Merger Sub for inclusion in the Proxy Statement/Prospectus, the Registration Statement or any Other Filing shall not at the time filed with the SEC, at any time it is amended or supplemented, at the time it is mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

      Section 4.18. PROPERTIES. Parent and each of its subsidiaries has good and sufficient title to all of its owned real property, material personal properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Parent Permitted Liens. For purposes of this Agreement, "Parent Permitted Liens" means (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP), (ii) with respect to real property, any Lien, encumbrance or other title defect disclosed on any existing lender's or owner's title insurance policy (whether material or immaterial), Liens and obligations arising under the material contracts of Parent and any other Lien which does not, individually or in the aggregate, interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used); (iii) inchoate materialmen's, mechanics', carriers', workmen's and repairmen's liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP); and (iv) mortgage liens, deeds of trust and other secured debt.

                                   ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

      Section 5.1 COVENANTS OF THE COMPANY. Except (i) as otherwise expressly provided in this Agreement, (ii) as required in response to an incident at any Company Property to prevent further damage or injury to such Company Property, or (iii) as consented to in writing by Parent (which consent in the case of Clauses (h), (i), (j), (m), (p) and (r) of this Section 5.1 shall not be unreasonably withheld or delayed (it being understood and agreed that Parent shall respond to any written requests from the Company for consent within five
(5) Business Days)), during the period from the date hereof to the earlier of the date on which this Agreement is terminated pursuant to Section 8.1 and the Effective Time, the Company will, and will cause each of its subsidiaries to, and will use reasonable efforts to cause each Company Non-Subsidiary Entity to, conduct their respective operations in the usual, regular and ordinary course of business consistent with past practice and use reasonable best efforts to preserve (i) intact their respective current business organizations and goodwill, keep available the services of their respective current officers and employees, preserve their respective relationships with tenants, suppliers and others having business dealings with it and (ii) the Company's status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, but subject to clauses (i),
(ii) and (iii) above, prior to the earlier of the date on which this Agreement is terminated pursuant to Section 8.1 and the Effective Time, except as set forth in SECTION 5.1 OF THE COMPANY DISCLOSURE SCHEDULE, the Company will not, nor permit any of its subsidiaries to, and shall use reasonable efforts to cause each Company Non-Subsidiary Entity not to:

            (a) amend any of the Organizational Documents;

            (b) except as set forth in SECTION 5.1(b) OF THE COMPANY DISCLOSURE SCHEDULE, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity interest (including any stock options or stock appreciation rights), except for (i) the issuance or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Company Warrants outstanding on the date hereof, or (ii) automatic grants of Company Stock Options or Company Common Stock to directors of the Company in accordance with plan terms in effect on the date hereof and disclosed in SECTION 5.1(B) OF THE COMPANY DISCLOSURE SCHEDULE;

            (c) except as set forth in SECTION 5.1(c) OF THE COMPANY DISCLOSURE SCHEDULE, (i) split, combine or reclassify any shares of their respective stock or other equity interests; (ii) except (A) as permitted pursuant to Section 6.10 or (B) in transactions between the Company and any of its wholly owned subsidiaries or solely between wholly owned subsidiaries of the Company, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective stock or other equity interests; (iii) except as permitted pursuant to Section 6.10, make any actual, constructive or deemed distribution in respect of any shares of their respective stock or other equity interests or otherwise make any payments to stockholders, partners, members or holders of other equity interests in their capacity as such; or (iv) redeem, repurchase or otherwise acquire, directly or indirectly, any of their respective securities or any securities of any of their respective subsidiaries, including, without limitation, pursuant to the Share Repurchase Program, except in the case of clause (iv) as may be required by the articles of incorporation of the Company or as may be required for the Company to maintain its status as a REIT under the Code;

            (d) subject to the provisions Section 6.4, authorize, recommend, propose or announce an intention to adopt, or effect, or adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

            (e) subject to the provisions of Section 6.4, alter, through merger, liquidation, dissolution, reorganization, restructuring or otherwise, their respective corporate structures or ownership of any subsidiary or joint venture;

            (f) (i) incur or assume any indebtedness or issue any debt securities, except for borrowings (A) under existing lines of credit in the usual, regular and ordinary course of business consistent with past practice to meet working capital requirements or as required to perform contractual obligations, (B) under existing construction loans set forth in SECTION 3.15(a) OF THE COMPANY DISCLOSURE SCHEDULE or pending construction loans consistent with past practice and with commercially reasonable terms and conditions; (ii) other than as set forth in SECTION 3.15(a) OF THE COMPANY DISCLOSURE SCHEDULE, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make any loans, advances or capital contributions to, or investments in, any Person, except (A) to wholly owned subsidiaries of the Company to the extent required to meet contractual obligations of the Company or its subsidiaries, (B) with respect to the projects listed on SECTION 3.15 TO THE COMPANY DISCLOSURE SCHEDULE to the extent required to meet contractual obligations of the Company or its subsidiaries, and (C) usual, regular and ordinary course advances to employees not in excess of $1,000 per employee, (iv) pledge or otherwise encumber shares of stock or other equity interests of the Company or its subsidiaries, (v) mortgage or pledge any of their respective assets, tangible or intangible, or create or suffer to exist any Lien thereupon, in an amount exceeding $500,000 in the aggregate, or (vi) pre-pay any indebtedness except in the ordinary course of business consistent with past practice;

            (g) except as set forth in SECTION 5.1(g) OF THE COMPANY DISCLOSURE SCHEDULE or as otherwise provided in this Agreement, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, retention, consulting, termination, stock option, warrants, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer, independent contractor, employee or any Person in any manner except as otherwise required by applicable Law; (ii) increase in any manner the compensation or fringe benefits of any director, officer, independent contractor, or employee of the Company or pay any benefit not required by any plan, arrangement, program or policy as in effect as of the date hereof; (iii) increase the compensation or benefits payable or to become payable to the Company's employees or employees of any of the Company's subsidiaries, other than (A) the payment of 2006 annual bonuses; PROVIDED, that the aggregate amount of the 2006 annual bonuses shall not exceed the amount set forth in SECTION 5.1(g)(iii)(A) OF THE COMPANY DISCLOSURE SCHEDULE, as such amount shall be reduced by the accrued, but unpaid bonus amounts payable to individuals who cease to be employees of the Company prior to the payment of the 2006 annual bonuses; PROVIDED, FURTHER that no bonuses shall be awarded for employment or services rendered in 2007, and (B) increases in base salaries, provided that the Company shall not, in the period from the date of this Agreement through the Effective Time, pay its employees base salaries which in the aggregate exceed the prorated portion of the amount set forth in SECTION 5.1(g)(iii)(B) OF THE COMPANY DISCLOSURE SCHEDULE; (iv) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements; (v) except as set forth in Section 6.8(c) of this Agreement, take any affirmative action to accelerate the vesting of any stock-based compensation; (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including, but not limited to, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder), except for automatic grants of Company Stock Options or Company Common Stock to directors of the Company in accordance with plan terms in effect on the date hereof and disclosed in SECTION 5.1(b) OF THE COMPANY DISCLOSURE SCHEDULE; (vii) provide any officer, director, independent contractor, or employee with severance or termination pay pursuant to any agreement, program or policy not yet in place as of the date hereof; or (viii) except as required by Law, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

            (h) (i) sell, lease, transfer or dispose of (or agree to do any of them) (A) any personal property, except for sales of personal property not exceeding $250,000 individually or $1,000,000 in the aggregate or (B) any real property, other than sales of Company Properties pursuant to existing contracts or letters of intent identified in Section 5.1(h) of the Company Disclosure Schedule; or (ii) enter into any contract or letter of intent for the sale, lease, transfer, mortgage or disposition of any real property (except as otherwise permitted pursuant to this Section 5.1(h));

            (i) (i) terminate, modify or amend any Company Space Lease that relates to in excess of 20,000 square feet of net rentable area, (ii) enter into any new lease (including renewals) for in excess of 20,000 square feet of net rentable area at a Company Property, (iv) terminate, enter into, sublease, assign or modify any Ground Lease, or (v) consent to or enter into the sublease or assignment of any Company Space Lease that relates to in excess of 10,000 square feet of net rentable area;

            (j) except as may be required as a result of a change in Law or GAAP, change any accounting principles or material accounting practices used by them;

            (k) (i) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, joint venture, association or other business organization or division thereof or any equity interest therein (provided, however, the Company or any of its subsidiaries may contribute to or fund any joint venture if contractually obligated to do so pursuant to the agreements listed on SECTION 3.15(a)(ii) OF THE COMPANY DISCLOSURE SCHEDULE); (ii) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation for the acquisition of any real property or other transaction involving nonrefundable deposits or for the acquisition of other assets, except purchases of such other assets in the ordinary course of business consistent with past practice in an amount not to exceed $500,000; (iii) authorize, or enter into any commitment contractual obligation for, any capital expenditure relating to the Operating Properties, except as otherwise set forth in the 2006 Budget or the budgets approved by Parent as set forth in SECTION 5.1(k) OF COMPANY DISCLOSURE SCHEDULE (it being understood that Parent and the Company shall reasonably agree on capital expenditure budgets for 2007); or (iv) authorize, or enter into any commitment or contractual obligation for, any expenditure relating to the Company

Properties, except in the usual, regular and ordinary course of business consistent with past practice in order to maintain the Company Property in working order;

            (l) (i) make, change, or rescind any election relating to Taxes or any Tax accounting method, or amend any material Tax Return, or suffer the termination or revocation of any election relating to the Company's REIT status (unless the Company reasonably determines, after prior consultation with Parent, that such action is (A) required by Law; (B) necessary or appropriate to preserve the status of the Company as a REIT or to preserve the status of any Company subsidiary treated as a partnership or disregarded entity for U.S. federal tax purposes; or (C) commercially reasonable in the context of the Company's business and relates to a change in Law occurring after the date hereof); PROVIDED, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code; (ii) settle or compromise any material U.S. federal, state, local or foreign income Tax liability, audit, claim or assessment unless such action satisfies the requirements of subclause (B) of clause (i) or (iii) enter into, amend or modify any agreement related to Taxes including any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any agreement related to Taxes, including any Tax Protection Agreement, or otherwise give rise to any liability of the Company or any subsidiary with respect thereto;

            (m) waive, release, assign, settle or compromise any material claim, litigation or other legal proceeding, or pay, discharge or satisfy any other material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for claims, litigation or other legal proceedings arising from the usual, regular and ordinary course of operations of the Company involving collection matters or personal injury which are covered by adequate insurance (subject to customary deductibles), or any such other claims, liabilities or obligations reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company;

            (n) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area;

            (o) enter into any new line of business;

            (p) except as otherwise permitted by the Agreement, (i) amend or terminate, or waive compliance with the terms of or breaches under, any Company Material Contract or (ii) enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement would have been required to be listed in the Company Disclosure Schedule pursuant to Sections
3.10 or 3.15;

            (q) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliates which involves the transfer of consideration or has a material financial impact on the Company, other than pursuant to the Related Services Agreements;

            (r) permit any insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled or terminated policy;

            (s) take any action that would be reasonably likely to (i) cause any of the representation or warranties of the Company set forth in Article III hereof being inaccurate in any material respect or any of the covenants of the Company set forth in this Agreement to be breached in any material respect, (ii) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects, or (iii) materially and adversely affect the Company's ability to consummate the Merger;

            (t) authorize, approve, consent to or otherwise permit any transaction or Company Property to be subject to a Participation Interest under any Participation Agreement except those set forth in SECTION 3.10(h) OF THE COMPANY DISCLOSURE SCHEDULE; or

            (u) take, propose to take, agree in writing, or announce an intention to take any actions related to the foregoing.

      Section 5.2 COVENANTS OF PARENT. Except (i) as otherwise expressly provided in this Agreement, or (ii) as consented to in writing by Company (which consent shall not be unreasonably withheld or delayed (it being understood and agreed that Company shall respond to any written requests from the Parent for consent within five (5) Business Days)), during the period from the date hereof to the earlier of the date on which this Agreement is terminated pursuant to
Section 8.1 and the Effective Time, the Parent will, and will cause each of its subsidiaries to conduct their respective operations in the usual, regular and ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, but subject to clauses (i) and (ii) above, prior to the earlier of the date on which this Agreement is terminated pursuant to
Section 8.1 and the Effective Time, Parent will not, nor permit any of its subsidiaries to:

            (a) take any action that would be reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects or (ii) materially and adversely affect the Parent's ability to consummate the Merger; and

            (b) take, propose to take, or agree in writing or otherwise to take, any of the actions described in this Section 5.2.

      Section 5.3 ACCESS TO INFORMATION.

            (a) Between the date hereof and the Effective Time, the Company shall cause each of its subsidiaries to, shall use its reasonable best efforts to cause each of the Company Non-Subsidiary Entities to, shall cause each of the authorized representatives (including directors, officers, employees, counsel, financial advisors, lenders and auditors) of the Company and its subsidiaries to, and shall use its reasonable best efforts to cause each of the authorized representatives (including directors, officers, employees, counsel, financial advisors, lenders and auditors) of the Company Non-Subsidiary Entities to, (i) give Parent and its authorized representatives (including officers, employees, counsel, financial advisors, lenders and auditors) reasonable access during normal business hours, and upon reasonable advance notice in writing, to all properties, facilities and books and records of the Company, its subsidiaries and the Company Non-Subsidiary Entities and (ii) permit such inspections as Parent may reasonably require and furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company, its subsidiaries and the Company Non-Subsidiary Entities as Parent may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by the Company hereto and all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as they may establish and shall be done in such a manner as to not in any material manner interfere with or disrupt the business or operations of the Company.

            (b) Subject to Antitrust Law, each of the parties hereto will cooperate with the other during the period from the date hereof to the earlier of the date on which this Agreement is terminated pursuant to Section 8.1 and the Effective Time, in order to effectively plan to integrate their business organizations and to maintain and enhance their respective relationships with tenants, lenders, suppliers and others having business dealings with it.

            (c) Each of the parties hereto will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company, its subsidiaries and the Company Non-Subsidiary Entities or Parent and Merger Sub and their respective subsidiaries, as the case may be, made available to the other party in connection with the Merger pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated July 31, 2006 (the "Confidentiality Agreement").

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      Section 6.1 PREPARATION OF FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS.

            (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate with each other regarding, and, prepare and file with the SEC, a proxy statement/prospectus (together with any amendments thereof or supplements thereto, the "Proxy Statement/Prospectus") relating to the meeting of the Company's stockholders to be held to consider approval of the Merger (the "Company Voting Proposal"), and Parent shall prepare and file a registration statement on Form S-4 (in which the Proxy Statement/Prospectus will be included) pursuant to which the issuance of Parent Common Shares, if any, to be issued in the Merger will be registered under the Securities Act (the "Registration Statement"). Subject to the provisions of
Section 6.4, the Proxy Statement/Prospectus shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval this Agreement and the Merger (the "Company Recommendation"). The Company and Parent will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use all reasonable efforts to have or cause the Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable. Without limiting the generality of the foregoing, each of the Company and Parent shall cause its respective officers, directors, employees, financial advisors, agents or other representatives ("Representatives") to fully cooperate with the other party and its respective Representatives in the preparation of the Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other party with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement. Parent shall use commercially reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of Parent Common Shares pursuant to the Merger, if any, and will pay all filing fees incident thereto. As promptly as practicable after the Registration Statement becomes effective, the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders.

            (b) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement/Prospectus or the Registration Statement, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings.

            (c) Prior to the mailing of the Proxy Statement/Prospectus, the Company shall designate The Altman Group or another agent reasonably acceptable to Parent to act as the solicitor for the purpose of soliciting proxies from the Company's stockholders for the approval of the Company Voting Proposal.

      Section 6.2 COMPANY STOCKHOLDERS' MEETING. The Company shall, in accordance with applicable Law and its articles of incorporation and bylaws, call, give notice and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable after the date on which the Proxy Statement/Prospectus is cleared by the SEC for the purpose of submitting the Company Voting Proposal to the Company's stockholders for approval. Subject to the provisions of Section 6.4, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote of its stockholders required by Law to obtain such approvals. Subject to the provisions of Section 6.4, the Company shall take all other action necessary or, in the reasonable opinion of the Parent, advisable to promptly secure any vote or consent of the Company's stockholders required by Law and the Company's articles of incorporation or bylaws to effect the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.2 to timely call and conduct the Company Stockholders' Meeting shall not be affected by the commencement, public proposal or communication to the Company of any Acquisition Proposal. The Company shall arrange and set forth in the Proxy Statement/Prospectus a method by which the Company's stockholders may provide proxies relating to and vote for the Company Voting Proposal by telephone as recommended by the proxy solicitor to be appointed pursuant to
Section 6.1(e). In addition, each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby.

      Section 6.3 REASONABLE BEST EFFORTS.

            (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and to cause to be satisfied all conditions precedent to its obligations under this Agreement, in each case as soon as practicable, after the date hereof, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable with the objective of being in a position to consummate the Merger as promptly as practicable following the date of this Agreement, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, assignments, assumption agreements, licenses, Orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals"), and (ii) using its reasonable best efforts to obtain the Required Approvals.

            (b) Each of Parent and the Company shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission, in any, to or any investigation or proceeding by the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity.

            (c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.3(a) to obtain all Required Approvals, use its reasonable best efforts to (i) subject to applicable Law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity, and (ii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity, in each case regarding the Merger contemplated hereby.

            (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any objections are asserted with respect to the Merger contemplated hereby under any antitrust or competition Law, each of Parent and the Company agrees to use its reasonable best efforts (which under no circumstances shall involve divesting of material assets) to resolve any antitrust concerns, federal, state, foreign or private, obtain all Required Approvals and obtain termination of the waiting period under the HSR Act or any other applicable Law and the termination of any outstanding Orders prohibiting the Closing so as to permit consummation of the Merger as soon as practicable. In furtherance and not in limitation thereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law or regulation, or if any statute, rule, regulation, Order or injunction is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger illegal or would otherwise prohibit or materially impair or delay the consummation the Merger, the Company shall cooperate with Parent in all respects in responding thereto, and each shall use its respective reasonable best efforts to contest, resist and/or attempt to resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger contemplated by this Agreement, and to have such statute, rule, regulation, executive Order repealed, rescinded or made inapplicable so as to permit consummation of the Merger.

            (e) The Company shall provide, and shall cause its subsidiaries to provide, all reasonable cooperation in connection with the arrangement of any debt financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its subsidiaries), including without limitation,
(i) providing assistance with respect to the review and granting of mortgages and security interests in collateral for such financing, and obtaining any consents associated therewith, and (ii) obtaining, or authorizing Parent or its Representatives to obtain, estoppels and certificates from tenants, lenders and ground lessors in form and substance reasonably satisfactory to any potential lender. Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by it or its subsidiaries in performing their obligations under this Section 6.3(e).

            (f) Parent shall use its reasonable best efforts to arrange and obtain debt financing (the "Debt Financing") to fund all or a portion of the Merger Consideration. For the avoidance of doubt, if the Debt Financing has not been obtained, Parent shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement and to Parent's rights under Section 8.1, regardless of whether Parent have complied with all of their other obligations under this Agreement (including their obligations under this Section 6.3(f).

      Section 6.4 COMPANY ACQUISITION PROPOSALS.

            (a) From the date hereof until the earlier of the Effective Time or termination hereof and except as permitted by the following provisions of this
Section 6.4, the Company will not, nor will it permit any of its subsidiaries to, nor will it permit any officer, director, employee or agent of, or any financial advisor, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by furnishing nonpublic information) any inquiries or the making of any proposal or offer or other action that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations in furtherance of such inquiries or to obtain an Acquisition Proposal or the making of any proposal that constitutes any Acquisition Proposal, or release any Person from any standstill agreement or similar obligation to the Company or any of its subsidiaries other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereby, (iii) withdraw, modify or amend the Company Recommendation in any manner adverse to Parent or Merger Sub, or (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to, or approve, endorse or recommend, an Acquisition Proposal; PROVIDED, HOWEVER, that subject to the Company's compliance with this Section 6.4, nothing contained in this Agreement shall prevent the Company, the Company Board or the Sub Committee, prior to receipt of the approval by the stockholders of the Company of Company Voting Proposal and in response to a bona fide, unsolicited, written Acquisition Proposal from a Third Party (that does not result from a breach of this Section 6.4), from: (x) entering into a definitive agreement providing for the implementation of a Superior Proposal (as hereinafter defined) if the Company or the Company Board has complied with the procedures of and has not breached the provisions of this Section 6.4 and is simultaneously terminating this Agreement pursuant to and in accordance with Section 8.1(e), or (y) furnishing information to or entering into or participating in discussions or negotiations with, any Third Party that makes an unsolicited bona fide written Acquisition Proposal to the Company if and only to the extent that, prior to taking such action (1) the Company Board determines in good faith, after consultation with independent outside counsel to the Company, that failure to do so would be inconsistent with its fiduciary duties to stockholders imposed by Law, (2) the Company Board determines in good faith, after consultation with independent financial advisors, that such Acquisition Proposal would be reasonably likely, if consummated, to constitute a Superior Proposal, (3) the Third Party has entered into a confidentiality agreement at least as restrictive as the Confidentiality Agreement in all material respects, and (4) the Company complies with the procedures set forth in this Section 6.4.

            (b) The Company Board will not take any of the actions referred to in clause (y) of Section 6.4(a) unless the Company has delivered to the Parent a prior written notice advising the Parent that it intends to take such action, and the Company will continue to advise the Parent with respect to such matters after taking such action. In addition, the Company will notify Parent as soon as practicable (but in any event within 48 hours) after receipt by an officer or director of the Company or by any of the Company's advisors of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the Company's properties, books or records by any Third Party that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and copies of any proposed agreement relating thereto. If the Acquisition Proposal is determined by the Company Board, in accordance with this Agreement, to be a Superior Proposal, the Company shall promptly (but in any event within 48 hours) after such determination furnish to Parent copies of any proposed agreement relating thereto and all information it provides to the offeror and promptly (but in any event within 48 hours) after such determination notify Parent in writing of any oral or written changes to the terms and conditions of any Acquisition Proposal. If the Company Board is prepared to accept any Acquisition Proposal as a Superior Proposal in accordance with this Section 6.4, it shall give written notice thereof to Parent and Merger Sub setting forth the material terms and conditions of such Superior Proposal, including the amount of consideration per share of Company Common Stock the stockholders of the Company will receive and the definitive agreements pursuant to which such Superior Proposal would be implemented (a "Superior Proposal Notice"). For a period of not less than 48 hours after the Company delivers to Parent a Superior Proposal Notice, the Company shall and shall cause its legal and financial advisors to, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal; PROVIDED, HOWEVER, that in determining whether an Acquisition Proposal is a Superior Proposal the Company must take into account any amendments to this Agreement proposed by Parent. For the avoidance of doubt, any amendment to the financial or other terms of an Acquisition Proposal (whether or not a Superior Proposal) shall be treated as a new Acquisition Proposal for purposes of this
Section 6.4 and shall require a new Superior Proposal Notice if such new Acquisition Proposal is determined by the Company to be a Superior Proposal.

            (c) The Company will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal, (ii) use reasonable efforts to cause all Persons (other than Parent, Merger Sub and their respective Affiliates and advisors) who have been furnished with confidential information regarding the Company and its subsidiaries and the Company Non-Subsidiary Entities in connection with the solicitation of or discussions regarding any Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information, and (iii) use its reasonable best efforts to enforce and not waive any provision or release any Person (other than Parent, Merger Sub and their respective Affiliates and advisors) from any confidentiality, standstill or similar agreement relating to an Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 6.4(a) of the obligations undertaken in this Section 6.4.

            (d) The Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Recommendation, and will not approve or recommend an Acquisition Proposal, unless in connection with a Superior Proposal which is pending at the time the Company determines to take such action: (i) the Company Board determines in good faith, after consultation with outside legal counsel to the Company, that it must take such action to comply with its fiduciary duties to its stockholders imposed by Law,
(ii) the Company provides Parent with notice of its decision to withdraw or modify the Company Recommendation, and (iii) during the period after the Company's notice: (A) the Company shall have offered to negotiate with, and, if accepted, negotiated in good faith with, Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger, and (B) the Company Board shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Acquisition Proposal could result in a Superior Proposal.

            For purposes of this Agreement, a "Superior Proposal" means any bona fide written Acquisition Proposal which (i) in the good faith judgment of the Company Board, is reasonably likely to be consummated, and (ii) a majority of the Company Board determines in their good faith judgment after consultation with independent financial advisors of nationally recognized reputation and taking into account all of the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, to be more favorable and provide greater value to the Company's stockholders from a financial point of view (which determination may take into account legal matters) than as provided hereunder and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board;

provided that for purposes of this definition the references in the definition of Acquisition Proposal to "20%" shall be deemed to be references to "66-2/3%."

            (e) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) referring any Person to this Section 6.4, or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith judgment of the Company Board, after consultation with outside legal counsel, that it must take such action to comply with its fiduciary duties to its stockholders imposed by Law; PROVIDED, HOWEVER, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by Section 6.4(d), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal; PROVIDED FURTHER, that disclosure to the Company stockholders pursuant to Rule 14e-2 relating to an Acquisition Proposal shall be deemed to be a qualification, withdrawal or modification, of the Company Recommendation unless the Company Board expressly, and without qualification, reaffirms the Company Recommendation in such disclosure.

      Section 6.5 RESIGNATIONS. Upon the written request of Parent, (i) the Company shall cause any or all of the directors (or persons occupying similar positions in any limited liability company or other entity) and/or officers of each direct or indirect wholly owned subsidiary of the Company to resign or be removed or, as to officers, to resign or be terminated, effective as of the Closing, and (ii) if the Company or any of its affiliated entities has the right to appoint any director (or person occupying a similar position in any limited liability company or other entity) or to cause the resignation or termination of any officer of any other entity in which the Company (directly or indirectly) owns an equity interest, the Company shall cause, effective as of the Closing, such director to resign or to be removed and/or such officer to resign or be terminated.

      Section 6.6 PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

      Section 6.7 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

            (a) From and after the Effective Time Parent shall cause the Surviving Entity to (i) indemnify, defend and hold harmless each present or former officer or director of the Company or any Company subsidiary and any person who becomes an officer or director of the Company or any Company subsidiary after the date hereof but prior to the Effective Time (each an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the same extent as such officers or directors are entitled to indemnification under the Company's articles of incorporation, bylaws, employment agreements or indemnification contracts as in effect on the date hereof against all losses, claims, damages, liabilities, costs and expenses (including, attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent any such Claim relates in any manner to actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, and (ii) advance to such Indemnified Party its fees and expenses (including attorneys' fees and expenses) promptly upon request by such Indemnified Party to the fullest extent permitted under the Company's articles of incorporation, bylaws, employment agreements or indemnification contracts as in effect on the date hereof, subject to the provision by such Indemnified Party of an undertaking to reimburse the Surviving Entity the amounts so advanced in the event of a final and conclusive determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

            (b) Any Indemnified Parties proposing to assert the right to be indemnified under Section 6.7(a) shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under Section 6.7(a) against the Surviving Entity, notify the Surviving Entity of the commencement of such action, enclosing a copy of all papers served; PROVIDED, HOWEVER, that the failure to so notify the Surviving Entity shall not relieve it from any liability which it may have under Section 6.7(a) unless the Surviving Entity is materially and adversely prejudiced thereby. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Surviving Entity of its commencement, the Surviving Entity will be entitled to participate in and, to the extent that the Surviving Entity elects by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action with counsel reasonably satisfactory to the Indemnified Parties after notice from the Surviving Entity to the Indemnified Parties of its election to assume the defense. The Surviving Entity will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If the Surviving Entity assumes the defense, the Surviving Entity shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Surviving Entity shall be required to obtain such consent if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties; provided, further, that the Surviving Entity, in the defense of any such action shall not, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses or other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Surviving Entity, (ii) an actual and apparent conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Surviving Entity (in which case the Surviving Entity will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iii) the Surviving Entity has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of one additional counsel (representing all of the Indemnified Parties) will be at the expense of the Surviving Entity and shall be paid by the Surviving Entity in a timely manner as statements therefor are received (regardless of whether received prior to or after final disposition of the claim, action, suit, proceeding or investigation). The Surviving Entity shall not be liable for any settlement of any action or claim effected without its written consent.

            (c) The Surviving Entity shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof "run-off" director and officer liability coverage with a coverage amount and other terms and conditions in all material respects no less favorable to the Indemnified Parties than under the Company's current directors and officers liability insurance policy covering the directors and officers of the Company with respect to their service as such prior to the Effective Time; provided, however, that in no event shall the Surviving Entity be required to expend on an annual basis more than 300% of the current premium paid by the Company to obtain and maintain such insurance coverage; provided further that, in the event that the aggregate premiums for maintaining such insurance for the benefit of the persons currently covered by the Company's officers and directors insurance policy under this
Section 6.7(c) are in excess of 300% of the aggregate amount per annum, then the Surviving Entity shall only be obligated to maintain such insurance coverage as is reasonably available for such amount.

            (d) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set for in this Section 6.7.

            (e) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

      Section 6.8 EMPLOYEE MATTERS.

            (a) BENEFIT PLANS. After the Effective Time, all employees of the Company or any Company ERISA Affiliate who are employed by Parent or any Parent ERISA Affiliate shall, at the option of Parent, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA (an "Employee Benefit Plan"), of the Company which is, at the option of Parent, continued by Surviving Entity, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Parent or subsidiaries in any Employee Benefit Plan of Parent or its subsidiaries, sponsored or maintained by Parent after the Effective Time. With respect to each such Employee Benefit Plan of Parent, service with the Company or any Company ERISA Affiliate and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to, benefits under such Employee Benefit Plan of Parent. Parent, at its sole discretion, may, or may cause its Parent ERISA Affiliates to, (i) waive all limitations, as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to all employees of the Company and the Company ERISA Affiliates who are employed by Parent under any "welfare plan" (as defined in Section 3(1) of ERISA) that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any "welfare plan" (as defined in Section 3(1) of ERISA) maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee of the Company who is employed by Parent with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year within which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any "welfare plans" (as defined in Section 3(1) of ERISA) that such employees are eligible to participate in after the Effective Time. After the Effective Time, all Company Employees shall be provided, in the aggregate, with benefits that are at least comparable to the benefits for similarly situated employees of Parent, or shall be enrolled in such plans or programs of Parent.

            (b) STOCK OPTION AND RESTRICTED STOCK PLANS. The Company shall take all actions required to ensure that the Company Option Plans and any and all other programs, arrangements, or agreements of the Company granting Company Stock Options and/or shares of restricted Company Common Stock shall be terminated and all benefits and obligations to which participants and participants' beneficiaries are otherwise entitled to thereunder are fully satisfied as of the Effective Time in accordance with Section 2.8, so that no further benefits or obligations shall exist under such Company Option Plans or other programs, arrangements, or agreements granting Company Stock Option and/or shares of restricted Company Common Stock.

            (c) COMPANY STOCK OPTIONS. The Company shall take all actions necessary and appropriate, including, without limitation, obtaining all necessary consents, if any, to provide that all outstanding Company Stock Options shall become fully vested and exercisable immediately prior to the Effective Time, and that as of the Effective Time, all such Company Stock Options shall be converted in accordance with Section 2.8, and shall have no further force or effect.

            (d) RESTRICTED STOCK. All unvested shares of restricted stock of the Company set forth in SECTION 6.8(d) OF THE COMPANY DISCLOSURE SCHEDULE, shall, by virtue of this Agreement and without further action of the Company, Parent or the holder of such shares of restricted stock, vest and become free of all restrictions immediately prior to the Effective Time and shall be converted into the Merger Consideration pursuant to Section 2.1.

            (e) DEFERRED COMPENSATION. To the extent that any severance, employment, change of control, bonus or similar type program, plan, agreement, or arrangement, which benefits the Company's or the Company's Subsidiary's officers, directors, independent contractors, or employees, provides for the deferral of compensation in accordance with Code Section 409A, the Company Board shall, prior to the Effective Time, take such actions as are necessary to (i) terminate such program, plan, agreement, or arrangement or (ii) cause such program, plan, agreement, or arrangement to be operated in reasonable good faith compliance with Code Section 409A. Such actions shall be done in a manner that does not result in additional liability to the Company and which is subject to the prior approval of Parent, which approval shall not be unreasonably withheld.

            (f) BONUS PAYMENTS. Subject to the limitations set forth in Section 5.1(g)(iii) of this Agreement, the Company Board shall be entitled to declare and pay annual bonuses for 2006 to the employees of the Company in accordance with the existing bonus criteria disclosed in SECTION 6.8(f) OF THE COMPANY DISCLOSURE SCHEDULE.

            (g) RETENTION PLAN. The Company Board shall be entitled to establish a retention plan, and to make payments in accordance with such plan, for certain employees of the Company, in each case as set forth in SECTION 6.8(g) OF THE COMPANY DISCLOSURE SCHEDULE.

      Section 6.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty contained in this Agreement that is qualified by materiality becomes untrue or inaccurate in any respect or any such representation or warranty contained in this Agreement that is not so qualified becomes untrue or inaccurate in any material respect, or (ii) any failure of the Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and, PROVIDED FURTHER, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.2(b) or 7.3(b), as the case may be.

      Section 6.10 COORDINATION OF DISTRIBUTIONS. The Company shall not make any dividend or distribution to its shareholders without the prior written consent of Parent; PROVIDED, HOWEVER, that the written consent of Parent shall not be required for the authorization and payment of (i) distributions required for the Company to maintain its status as a REIT under the Code (determined taking into account, and giving effect to, the principles set forth below) or (ii) with respect to each calendar month ending after the date hereof and prior to the calendar month in which the Effective Time shall occur, monthly distributions with respect to the Company Common Stock of up to $0.069167 per share of Company Common Stock per month; PROVIDED that in no event shall the Company declare or pay any dividend with respect to the month in which the Effective Time shall occur, but the Company stockholders shall be entitled, in lieu thereof, to the amount referred to in clause (ii) of Section 2.1(a). In the event that a distribution with respect to the Company Common Stock permitted by this Section
6.10 has (x) a record date prior to the Effective Time and (y) has not been paid as of the Effective Time, the holders of Company Common Stock shall be entitled to receive such distribution pursuant to Article II of this Agreement. The declaration and payment of any dividend or distribution permitted by this
Section 6.10 to maintain the Company's status as a REIT under the Code shall reduce the Merger Consideration dollar for dollar and the determination of whether any such dividend or distribution is necessary shall be made by including the Merger Consideration as a distribution qualifying for the dividends paid deduction under, if so allowed, Sections 561 and 562 of the Code provided that the Company is not required to include the Merger Consideration as a distribution qualifying for the dividends paid deduction under Sections 561 and 562 of the Code with respect to a particular taxable year if the Company reasonably believes that the Closing may not occur in such taxable year.

      Section 6.11 TAXES.

            (a) Parent and the Company (and, as appropriate, the Company's subsidiaries) shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer And Gains Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to stockholders of the Company, all Transfer and Gains Taxes.

            (b) The Company will consult with and provide Parent the opportunity to review and comment upon all returns, questionnaires, applications or other material documents to be filed after the date hereof by the Company with respect to Taxes including, without limitation, the Company's federal, material state and local income Tax returns for its taxable year ended December 31, 2006, and shall not file any such Tax Returns without the prior review and comment of Parent, which shall not be unreasonably delayed. Subject to the preceding sentence, the Company shall prepare and file (or cause to be prepared and filed) all Tax Returns (or obtain or cause to be obtained any extensions with respect to the time for their filing) on or before the Closing Date in a manner consistent with past practice, except as required by Law.

            (c) The Company will cause each of the Company's subsidiaries to consult with and provide Parent the opportunity to review and comment upon all returns, questionnaires, applications or other material documents to be filed after the date hereof by each respective subsidiary of the Company with respect to Taxes including, without limitation, each of the Company's subsidiaries' federal, material state and local income Tax Returns for its taxable year ended December 31, 2006, and the Company shall not cause any of its subsidiaries to file any such returns without the prior review and comment of Parent, which shall not be unreasonably delayed. Subject to the preceding sentence, each of the Company and its subsidiaries will duly and timely file all Tax Returns and other documents required to be filed by it with U.S. federal, state, local and any non-U.S. Governmental Entity, after giving effect to extensions permitted by any Law and properly granted by the appropriate authority, provided that the Company notifies Parent in writing that it or any of its subsidiaries is availing itself of such extensions, and provided, further, that such extensions could not reasonable be considered to adversely affect the Company's status as a REIT under the Code or result in an increase in Taxes of (or in respect of) the Company or any of its subsidiaries.

            (d) Except to the extent provided in paragraph (a) above, the Company and its subsidiaries shall fully and timely pay (or cause to be so paid) all Taxes due and payable on or prior to Closing Date.

            (e) The Company shall continue to operate in such a manner so as to permit the Company to qualify as a REIT for its taxable year ending as of the Effective Time.

            (f) For U.S. federal and other applicable income Tax purposes, the Company shall report and treat the Merger as a taxable disposition by the Company of all of the Company's assets in exchange for the Merger Consideration and the assumption of all of the Company's liabilities, followed by a liquidating distribution of such Merger Consideration to the holders of Company Common Stock and Company Preferred Stock under Sections 331 and 562 of the Code. This Agreement constitutes a "plan of liquidation" of the Company for U.S. federal income Tax purposes and the Company Board, prior to that date on which the Effective Time of the Merger occurs, will adopt this Agreement as such plan.

      Section 6.12 EXTENSION OF INSURANCE POLICIES. The Company shall, as soon as practicable following the date hereof, take all necessary action to (i) renew its current directors and officers liability insurance policy through December 31, 2007 on terms and conditions substantially similar to those of the existing policy and consistent with past practice, (ii) at the request of Parent, exercise its option to obtain two (2) years of "run-off" director and officer liability coverage pursuant to the terms of the Company's current directors and officers liability insurance policy and (iii) extend any other insurance policy set forth in SECTION 3.22 OF THE COMPANY DISCLOSURE SCHEDULE through December 31, 2007 on terms and conditions substantially consistent with past practice.

      Section 6.13 OBTAINING CONSENTS. The Company shall give (or shall cause its Subsidiaries to give) any notices to Third Parties, and use, and cause its subsidiaries to use, their reasonable best efforts (including, without limitation, sending notices and requests for consents to assume to the Company's secured lenders) to obtain any Third Party consents related to or required in connection with the Merger that are (i) disclosed or required to be disclosed in the Company Disclosure Schedule, or (ii) required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time.

      Section 6.14 SUSPENSION OF PLANS. The Company shall immediately suspend, effective as soon as possible after the date of this Agreement, and shall not reinstate, the Distribution Reinvestment Plan, the Employee Stock Purchase Plan and the Share Repurchase Program (collectively, the "Suspended Plans"), and the Company will not hereafter allow any participants in any Suspended Plan to elect to purchase or have purchased, as the case may be, shares of Company Common Stock pursuant to such plan. Without limiting the foregoing, the Company shall not waive any maximum investment restrictions contained in any Suspended Plan. The Company shall not waive any restrictions contained in the Employee Stock Purchase Plan and shall not permit any participant in the Employee Stock Purchase Plan to increase the number of shares of Company Common Stock to be purchased by such participant under the Employee Stock Purchase Plan.

      Section 6.15 ASSET SALES. After the date hereof but prior to the Effective Time, at Parent's direction, the Company will enter into one or more Real Estate Purchase Agreements (a "Real Estate Purchase Agreement") pursuant to which Parent or its designee (in each case, an "Acquisition Vehicle"), would purchase, and the Company and its subsidiaries would sell, certain real estate assets and/or equity interests specified by the Real Estate Purchase Agreement therein (the "Asset Sales") on the terms and subject to the conditions specified by the Real Estate Purchase Agreement therein; provided that (a) the Company's obligation to consummate any Asset Sales as contemplated by this Section 6.18 shall be subject to the condition that (i) the conditions set forth in Section
7.1 and Section 7.3 have been satisfied, (ii) that Parent has confirmed that Parent is prepared to proceed immediately with the Closing, and (iii) that Parent shall have delivered to the Company the certificates referred to in Sections 7.3(a) and 7.3(b); and (b) concurrently with Parent's delivery of the certificate referred to in clause (a)(iii) of this proviso, the Company shall deliver the certificate referred to in Sections 7.2(a) and 7.2(b) and the opinion referred to in Section 7.2(d) and the documents, agreements and instruments referred to in this Section 6.18; and (c) following the delivery by Purchaser of the certificate referred to in clause
(a)(iii) of this proviso and the delivery by the Company of the items referred to in clause (b) of this proviso, all conditions set forth in Section 7.2 shall be deemed to have been satisfied or waived. The closing of the Asset Sales would occur immediately prior to the Effective Time. The Company agrees to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things as may be necessary to consummate and make the Asset Sales, if any, effective immediately prior to the Effective Time, including (1) execution and delivery of Real Estate Purchase Agreements in form and substance acceptable to the Parent, (2) execution and delivery of such other documents, agreements, deeds and instruments and taking such other actions as may be reasonably requested by the Parent, and (3) execution and delivery of appropriate amendments to this Agreement to give effect to such Asset Sales. Parent shall ensure to the Company's reasonable satisfaction that any consideration received by the Company or any of its subsidiaries in connection with any Asset Sales consists of either cash or "real estate assets" within the meaning of Section 856(c)(5)(B) of the Code and that any Asset Sales described herein do not jeopardize the Company's status as a REIT.

      Section 6.16 TERMINATION OF RELATED SERVICES AGREEMENTS; CAPTIVE INSURANCE COMPANY. Immediately after the date hereof but prior to the Effective Time, the Company agrees to (a) issue termination notices with respect to all Related Services Agreements; (b) use its reasonable best efforts to obtain separate and apart from the captive insurance company referred to in SECTION 3.15 OF THE DISCLOSURE SCHEDULE (the "Captive") liability insurance and tail insurance for the current year; and (c) petition Oak Summit, LLC's board of directors to withdraw from the Captive.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party hereto to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

            (a) this Agreement and the Merger shall have been approved by the Company Requisite Vote in the manner required under the MGCL and the articles or bylaws (or similar organizational documents) of the Company;

            (b) no Law or Order shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction that restrains, enjoins or otherwise prevents consummation of the Merger, which has not been vacated, dismissed or withdrawn prior to the Effective Time, and the Company and Parent shall use their reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time;

            (c) any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and all other consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, whether domestic or foreign, except where the failure to obtain any such consent, approval or authorization, or for any such consent, approval or authorization to be in full force and effect, would not have or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company or a Parent Material Adverse Effect;

            (d) no action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) shall have been instituted or shall be pending by or before any court or Governmental Entity of competent jurisdiction that (i) challenges or seeks to make illegal, to delay materially or otherwise directly or indirectly to restrain, enjoin or otherwise prevent consummation of the Merger or (ii) seeks to obtain material damages directly or indirectly relating to the transactions contemplated by the Merger, except to the extent such damages would not have a Material Adverse Effect on the Company or a Parent Material Adverse Effect, and there shall have been no Law proposed or enacted that is likely, directly or indirectly, to result in any of the foregoing consequences;

            (e) if Parent has made a Stock Election, the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened, and any material Blue Sky Law permits and approvals applicable to the registration of the Parent Common Shares issuable pursuant to this Agreement shall have been obtained; PROVIDED, HOWEVER, that if this condition cannot be satisfied before the Drop-Dead Date, such Stock Election shall be deemed to have been revoked and only Cash Consideration shall be paid in the Merger; and

            (f) if Parent has made a Stock Election, the Parent Common Shares issuable to the holders of Certificates pursuant to this Agreement shall have been approved for listing on the NYSE upon official notice of issuance; PROVIDED, HOWEVER, that if this condition cannot be satisfied before the Drop-Dead Date, such Stock Election shall be deemed to have been revoked and only Cash Consideration shall be paid in the Merger.

      Section 7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of the Parent and Merger Sub to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following further conditions, any or all of which may be waived in whole or in part by Parent, to the extent permitted by applicable Law:

            (a) (i) the representations and warranties of the Company contained in (i) Section 3.2 (Capitalization); Section 3.3(a) (Authority Relative to this Agreement; Validity); the last sentence of Section 3.3(b) (Vote Required);
Section 3.16 (Opinion of Financial Advisor) and Section 3.17 (Brokers) of this Agreement shall be true and correct (without giving effect to any limitation as to "materiality," "material adverse effect" or "Material Adverse Effect" set forth therein) in all material respects on and as of the date hereof and on and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true, correct and accurate as of such date or with respect to such period), and (ii) the representations and warranties of the Company contained in all other sections of Article III of this Agreement shall be true, correct and accurate on and as of the date hereof and on and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true, correct and accurate as of such date or with respect to such period), except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct (without giving effect to any limitation as to "materiality," "material adverse effect" or "Material Adverse Effect" set forth therein) would not have or would not reasonably be expected to have a Material Adverse Effect on the Company; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer to such effect;

            (b) the Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Effective Time; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer to such effect;

            (c) from the date of this Agreement through the Effective Time, there shall not have occurred an event that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on the Company;

            (d) the Company shall have delivered to Parent and Merger Sub the opinion of KPMG LLP or other tax advisor or other counsel reasonably acceptable to Parent and Merger Sub in the form attached as Exhibit A, dated as of the Closing Date, opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company's taxable year ended December 31, 1999 through and including the taxable year of the Company ending on the Closing Date;

            (e) the Company shall have obtained all consents, waivers or amendments set forth on Section 7.2(e) of the Company Disclosure Schedule, in each case in form and substance reasonably satisfactory to Parent, and no such consent, waiver or amendment shall have been revoked;

            (f) The holders of not more than 5% of the outstanding shares of Company Common Stock shall have demanded appraisal of their shares of Company Common Stock in accordance with the MGCL.

            (g) Parent shall have received evidence from the Company that the holders of Company Warrants representing not less than seventy percent (70%) of the Aggregate Warrant Shares shall have either (i) fully exercised and cancelled their Company Warrants in accordance with their terms or (ii) entered into a Warrant Cash Out Agreement or Warrant Cancellation Agreement, as applicable, and each agreement relating to the foregoing shall be in full force and effect; and

            (g) Parent and Merger Sub shall have received from the Company a properly competed and duly executed certificate substantially in the form attached hereto as Exhibit B (the "FIRPTA Certificate").

      Section 7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following further conditions, any or all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

            (a) the representations and warranties of Parent and Merger Sub shall be correct and accurate as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be correct and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be correct and accurate (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not have a Parent Material Adverse Effect; PROVIDED, HOWEVER, that the representations and warranties in Section 4.2 (Capitalization), Section 4.5 (Reports; Financial Statements), 4.6 (Undisclosed Liabilities), Section 4.7 (Absence of Changes), Section 4.9 (Compliance with Applicable Law), Section 4.10 (Taxes), 4.11 (Brokers) and 4.13 (Authorization for Parent Common Shares), 4.18 (Properties) need only be true and correct for purposes of satisfying the condition set forth in this Section 7.3(a) if Parent has made and not revoked a Stock Election; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer to such effect;

            (b) Parent and Merger Sub shall each have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Effective Time; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer to such effect; and

            (c) from the date of this Agreement through the Effective Time, there shall not have occurred an event that would be reasonably likely to have a Parent Material Adverse Effect.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

      Section 8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time (except as otherwise provided), whether before or after approval of the Merger by the stockholders of the Company, by written notice from Parent to the Company or the Company to Parent, as the case may be, as follows:

            (a) by the mutual written consent of Parent and the Company;

            (b) by either Parent or the Company, if any Governmental Entity of competent authority shall have issued an Order or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated by this Agreement and such Order, ruling or other action shall have become final and non-appealable;

            (c) by either Parent or the Company, if the Merger has not been consummated on or before the date that is six months following the date hereof (the "Drop-Dead Date"); PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Merger on or before such date;

            (d) by Parent, if (i) the Company Board shall have qualified, withdrawn or modified, or proposed publicly to qualify, withdraw or modify, the Company Recommendation in a manner adverse to Parent or its stockholders or shall resolved to do so; (ii) the Company Board shall have approved or recommended an Acquisition Proposal made by any Person other than Parent or Merger Sub; (iii) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal; or (iv) Parent requests in writing that the Company Board publicly reconfirm the Company Recommendation and the Company Board fails to do so within fifteen (15) Business Days after its receipt of Parent's request;

            (e) by the Company, if prior to the adoption of this Agreement at the Company Stockholders' Meeting, the Company Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; PROVIDED, HOWEVER, that this Agreement may be terminated by the Company pursuant to this Section 8.1(e) only after the fifth Business Day following the Company's delivery of a Superior Proposal Notice with respect to such Superior Proposal and then only if (i) the Company is not then in breach of Section 6.4, and (ii) prior to such termination the Company shall have made payment of the full amounts required by Section 8.3(b);

            (f) by the Company or Parent, if the Company Requisite Vote shall not have been obtained at a duly held Company Stockholders' Meeting or any adjournment thereof; provided that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Company if it fails to fulfill its obligations to timely call and conduct the Company Stockholders' Meeting under Section 6.2;

            (g) [OMITTED]

            (h) by the Company, if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) and (b); PROVIDED, HOWEVER, that, if such breach is capable of being cured by the Parent prior to the earlier of (a) 30 days from the Company providing notice of such breach or (b) the Drop-Dead Date, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) so long as Parent uses its reasonable best efforts to cure such breach within such time period; or

            (i) by Parent, if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) and (b); PROVIDED, HOWEVER, that, if such breach is capable of being cured by the Company prior to the earlier of (a) 30 days from Parent providing notice of such breach or (b) the Drop-Dead Date, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(i) so long as the Company uses its reasonable best efforts to cure such breach within such time period.

      The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement. In the case of termination by the Company in any case in which the Company is required to pay Parent any amount under
Section 8.3, then as a condition to the Company's ability to terminate this Agreement the Company shall comply with its obligations under Section 8.3.

      Section 8.2 EFFECT OF THE TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except (i) as provided in Section 5.3(c), this Section 8.2, Section 8.3 and Article IX and
(ii) nothing herein shall relieve any party from any liability for any willful or intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      Section 8.3 FEES AND EXPENSES.

            (a) Except as otherwise set forth in this Section 8.3, whether or not the Merger is consummated, all Company Expenses and Parent Expenses (as hereinafter defined), as the case may be, incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such expenses. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus (including SEC filing fees) and in connection with the holding of the Company's stockholders meeting shall be paid by the Company. Expenses incurred in connection with the filing, printing and mailing of the Registration Statement (including SEC filing fees) and in connection with the holding of the Parent's stockholders meeting shall be paid by the Company. The filing fees for the premerger notification and report forms under the HSR Act, if any, which shall be paid solely by Parent (but may be allocated to the Company on a pro rata basis after the Effective Time). As used in this Agreement, "Company Expenses" includes all actual and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, investment bankers, experts and consultants) incurred by or on behalf of the Company or its Affiliates in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the other transactions contemplated hereby, and "Parent Expenses" includes all actual and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, investment bankers, financing providers, experts and consultants) incurred by or on behalf of

Parent or Merger Sub, any capital or joint venture partner of Parent or Merger Sub, or any of their respective Affiliates in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other actions and transactions contemplated hereby, including financing fees and costs, breakage costs related to financing, costs related to hedging or similar activities, fees incurred in connection with the review, preparation, printing, filing and mailing of the Company Proxy Statement/Prospectus and the review, preparation and filing of the Registration Statement and the solicitation of stockholder approvals, and all other matters related to the other transactions contemplated hereby. The reimbursement of Company Expenses in accordance with Section 8.3(b) shall in no event exceed $10,000,000 and the reimbursement of Parent Expenses in accordance with Section 8.3(b) shall in no event exceed the "Maximum Parent Expenses Amount," defined as the lesser of: (i) $20,000,000 (the "Maximum Amount") and (ii) the maximum amount, if any, determined by the independent accountants of Parent, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute income described in Sections 856(c)(2)(A) - (H) and 856(c)(3)(A) - (I) of the Code ("Qualifying Income"), and (b) the recipient has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives a reasoned opinion from outside counsel or a ruling from the IRS ("Tax Guidance") providing that Parent's receipt of all or some portion of the Maximum Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements"), the Maximum Parent Expenses Amount shall be the Maximum Amount, or if less, the portion of the Maximum Amount described in the Tax Guidance and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent any unpaid Maximum Amount or portion thereof, as applicable, within five Business Days. In the event that Parent is not able to receive the full Maximum Amount due to the above limitation, the Company shall place the unpaid amount in escrow (with an escrow agent reasonably acceptable to both Parent and the Company) by wire transfer within three days of the termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent's independent accountants indicating the maximum amount thereof that can be paid at that time to Parent without causing to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the escrow agent shall pay to Parent the lesser of the remaining unpaid Maximum Amount or the maximum amount stated in the letter referred to in
(i) above or such Tax Guidance within five Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Maximum Amount shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Maximum Parent Expenses Amount terminates shall be released to the Company.

            (b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(h), then, subject to the limitation set forth in Section 8.3(a), Parent shall promptly (but in no event later than the date of such termination) pay the Company an amount equal to the Company Expenses by wire transfer of same day funds to an account designated by the Company. In the event that this Agreement is terminated (1) by the Company or Parent pursuant to Section 8.1(f) (assuming the events described in subclauses (A) and (B) of clause (iii) of the following sentence have not occurred), or (2) by Parent pursuant to Section 8.1(i), then, subject to the limitation set forth in Section 8.3(a), the Company shall promptly (but in no event later than the date of such termination) pay Parent an amount equal to the Parent Expenses by wire transfer of same day funds to an account designated by Parent. In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(d), (ii) by the Company pursuant to Section 8.1(e), or (iii) (A) by the Company or Parent pursuant to Section 8.1(c) or 8.1(f), or by Parent pursuant to Section 8.1(i), and (B) an Acquisition Proposal shall at the time of such termination have been received or have been publicly proposed or publicly announced and within twelve
(12) months after such termination, the Company or any of its Affiliates enters into any definitive agreement with respect to, and consummates, any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of termination of this Agreement), then, in any such case, the Company shall pay Parent an amount equal to the Termination Fee (as hereinafter defined). Any payment required by the preceding sentence shall be made by wire transfer of same day funds to an account designated by Parent, in the case of a payment as a result of any event referred to in Section 8.3(b)(iii), upon the first to occur of the entering into any definitive agreement or the consummation of the Acquisition Proposal, and in the case of a payment as a result of any event referred to in Sections 8.3(b)(i) or
(ii) promptly, but in no event later than the date of such termination. For purposes of this Section 8.3(b), an "Acquisition Proposal" shall have the meaning assigned to such term in Section 9.12, except that the reference to 20% in such definition shall be deemed to be a reference to 50%. As used in this Agreement, the "Termination Fee" shall be an amount equal to the "Break-Up Fee" (as defined below) plus the amount of Parent Expenses. The "Break-Up Fee" shall be an amount equal to the lesser of (i) $80,000,000 (the "Base Amount") and (ii) the maximum amount, if any, determined by the independent accountants of Parent, that can be paid to Parent, without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) the recipient has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent's receipt of all or some portion of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Break-Up Fee shall be the Base Amount, or if less, the portion of the Base Amount described in the opinion or ruling constituting such Tax Guidance, and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent any unpaid Base Amount (or portion thereof, as applicable) within five Business Days. In the event that Parent is not able to receive the full Base Amount due to the above limitation, the Company shall place the unpaid amount in escrow (with an escrow agent reasonably acceptable to both Parent and the Company) by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent's independent accountants indicating the maximum amount thereof that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the escrow agent shall pay to Parent the lesser of the remaining unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above or such Tax Guidance within five

Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Break-Up Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Break-Up Fee terminates shall be released to the Company.

            (c) The Company and Parent agree that the agreements contained in
Section 8.3(b) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. In the event that the Company or Parent is required to file to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to receive, in addition to all amounts that it is otherwise entitled to received under this Section 8.3, all expenses (including attorneys' fees) which it has incurred in enforcing its rights hereunder.

      Section 8.4 AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of any such stockholders under applicable Law without such approvals. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

      Section 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE IX

                                 MISCELLANEOUS

      Section 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF CONFIDENTIALITY. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX. The Confidentiality Agreement shall survive termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

      Section 9.2 ENTIRE AGREEMENT; DISCLOSURE SCHEDULES; ASSIGNMENT; OBLIGATION OF PARENT ENTITIES.

            (a) This Agreement (including the schedules and exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

            (b) The Disclosure Schedules to this Agreement shall be construed as an integral part of this Agreement to the same extent as if the same has been set forth verbatim herein. Any matter disclosed shall not be deemed an admission or representation as to the materiality of the item so disclosed.

            (c) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto by operation of Law (including by merger or consolidation) or otherwise without the express written consent of each of the other party hereto; provided that each of Parent and Merger Sub shall be permitted to transfer or assign to one of its Affiliates the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve such Person of its obligations hereunder . Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      Section 9.3 NOTICES. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) three (3) Business Days following sending by registered or certified mail, postage prepaid, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one (1) Business Day following sending by overnight delivery via a national courier service (postage prepaid), and in each case, addressed to a party at the following address for such party:

if to Parent or to Merger Sub,

to:                             DDR IRR Acquisition LLC
                                c/o Developers Diversified Realty Corporation 3300 Enterprise Parkway
                                Beachwood, Ohio 44122

with a copy to:                 Attention: General Counsel
                                Baker & Hostetler LLP
                                3200 National City Center
                                1900 E. 9th Street
                                Cleveland, Ohio 44114
                                Attention: Ronald A. Stepanovic

if to the Company, to:          Inland Retail Real Estate Trust, Inc.
                                2901 Butterfield Road
                                Oak Brook, Illinois

                                Attention: Barry L. Lazarus

with a copy to:                 Duane Morris LLP
                                227 West Monroe Street
                                Suite 3400

                                               Chicago, Illinois  60606
                                               Attention: David J. Kaufman

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

      Section 9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the choice of law principles thereof or to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

      Section 9.5 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      Section 9.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 9.7 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      Section 9.8 REMEDIES. Except as otherwise provided in Section 9.9 or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

      Section 9.9 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or Illinois court sitting in the County of Cook, City of Chicago, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction and exclusive venue of any Federal court or Illinois court sitting in the County of Cook, City of Chicago in the event any dispute arises out of this

Agreement or the Merger or the validity, performance or enforcement of this Agreement or the Merger, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

      Section 9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A signed facsimile copy shall constitute an original for all purposes.

      Section 9.11 INTERPRETATION.

            (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

            (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      Section 9.12 DEFINITIONS.

      "2006 Budget" has the meaning ascribed to such term in Section 3.10(j).

      "Acquisition Proposal" means an inquiry, offer or proposal from a Third Party regarding any of the following involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the surviving entity resulting from any such transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any other transaction or series of related transactions pursuant to which any Third Party proposes to acquire control of assets of the Company and its subsidiaries having a fair market value equal to or greater than 20% of the fair market value of all of the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      "Acquisition Vehicle" has the meaning ascribed to such term in Section
6.15.

      "Affiliate" has the meaning ascribed to such term in Section 3.19.

      "Aggregate Warrant Shares" means at any time the aggregate number of underlying shares of Company Common Stock issuable upon, or otherwise deliverable in connection with, the exercise by the holders of the Company Warrants of the Company Warrants as the same may be adjusted from time to time pursuant to the terms of the Company Warrants.

      "Agreement" has the meaning ascribed to such term in the preamble.

      "Announcement Date" has the meaning ascribed to such term in Section 2.10(a).

      "Antitrust Law" has the meaning ascribed to such term in Section 3.7.

      "Articles of Merger" has the meaning ascribed to such term in Section 1.2.

      "Asset Sales" has the meaning ascribed to such term in Section 6.15.

      "Bankruptcy Exceptions" means applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles.

      "Base Amount" has the meaning ascribed to such term in Section 8.3(b).

      "Break-Up Fee" has the meaning ascribed to such term in Section 8.3(b).

      "Business Day" means any day of the year on which national banking institutions in Maryland are open to the public for conducting business and are not required or authorized to close.

      "Cash Consideration" has the meaning ascribed to such term in Section 2.1(a).

      "Captive" has the meaning ascribed to such term in Section

      "Certificate" has the meaning ascribed to such term in Section 2.1(b).

      "Claim" has the meaning ascribed to such term in Section 6.7(a).

      "Closing Date" has the meaning ascribed to such term in Section 1.3.

      "Closing" has the meaning ascribed to such term in Section 1.3.

      "COBRA" has the meaning ascribed to such term in Section 3.11(e).

      "Code" has the meaning ascribed to such term in Section 3.14(b).

      "Company" has the meaning ascribed to such term in the preamble.

      "Company Board" has the meaning ascribed to such term in the preamble.

      "Company Common Stock" has the meaning ascribed to such term in the preamble.

      "Company Disclosure Schedule" has the meaning ascribed to such term in
Article III.

      "Company Employee Benefit Plan" has the meaning ascribed to such term in
Section 3.11(a).

      "Company Environmental Permits" has the meaning ascribed to such term in
Section 3.13.

      "Company ERISA Affiliate" has the meaning ascribed to such term in Section 3.11(a).

      "Company Expenses" has the meaning ascribed to such term in Section
8.3(a).

      "Company Fairness Advisor" has the meaning ascribed to such term in
Section 3.16.

      "Company Financial Statement Date" has the meaning ascribed to such term in Section 3.6.

      "Company Material Contracts" has the meaning ascribed to such term in
Section 3.15(a).

      "Company Non-Subsidiary Entity" means any Person that is not a subsidiary of the Company in which the Company or any of its subsidiaries owns, directly or indirectly, any equity or similar interests, or any interest convertible into or exchangeable or exercisable for any equity or similar interests, other than a subsidiary and any publicly traded entity in which the Company or any subsidiary beneficially owns less than one percent (1%) of any class or securities of such entity. For purposes of Article III only, each Company Non-Subsidiary Entity shall be deemed to be a subsidiary of the Company, except that each representation and warranty as to such Company Non-Subsidiary Entity shall only be made to the Knowledge of the Company. References herein to "the Company and the Company Non-Subsidiary Entities taken as a whole" or other words of similar import shall be understood to refer to the Company and the Company Non-Subsidiary Entities on an aggregate basis, but in the case of the Company Non-Subsidiary Entities, only to the extent of the Company's interest therein.

      "Company Option Consideration" has the meaning ascribed to such term in
Section 2.8(a).

      "Company Option Plans" means the Company's Equity Award Plan, the Company's Independent Director Stock Option Plan and the Employee Stock Purchase Plan.

      "Company Permits" has the meaning ascribed to such term in Section 3.9.

      "Company Preferred Stock" has the meaning ascribed to such term in Section 3.2(a).

      "Company Properties" has the meaning ascribed to such term in Section 3.10(a).

      "Company Recommendation" has the meaning ascribed to such term in Section 6.1(a).

      "Company Requisite Vote" has the meaning ascribed to such term in Section 3.3(b)

      "Company SEC Reports" has the meaning ascribed to such term in Section
3.4.

      "Company Securities" has the meaning ascribed to such term in Section 3.2(a).

      "Company Space Lease" means any agreement under which the Company or its subsidiaries is the lessor that provides for the use, occupancy or possession of any Company Property.

      "Company Stock Options" has the meaning ascribed to such term in Section 3.2(a).

      "Company Stockholders' Meeting" has the meaning ascribed to such term in
Section 6.2.

      "Company Voting Proposal" has the meaning ascribed to such term in Section 6.1(a).

      "Company Warrants" has the meaning ascribed to such term in Section
3.2(a).

      "Company Warrant Consideration" has the meaning ascribed to such term in
Section 2.3. "Confidentiality Agreement" has the meaning ascribed to such term in Section 5.3(c).

      "Debt Financing" has the meaning ascribed to such term in Section 6.3(f).

      "Development Properties" has the meaning ascribed to such term in Section 3.10(a).

      "Distribution Reinvestment Plan" means the Company's Amended and Restated Distribution Reinvestment Program, effective as of February 7, 2006.

      "Dissenting Shares" has the meaning ascribed to such term in Section 2.4.

      "DLLC Act" has the meaning ascribed to such term in the preamble.

      "DOJ" has the meaning ascribed to such term in Section 6.3(b).

      "Drop-Dead Date" has the meaning ascribed to such term in Section 8.1(c).

      "Effective Time" has the meaning ascribed to such term in Section 1.2.

      "Employee Benefit Plan" has the meaning ascribed to such term in Section 6.8(a).

      "Employee Stock Purchase Plan" means the Company's 2005 Employee Stock Purchase Plan as amended December 19, 2005.

      "Environmental Claims" has the meaning ascribed to such term in Section 3.13.

      "Environmental Laws" has the meaning ascribed to such term in Section
3.13.

      "ERISA" has the meaning ascribed to such term in Section 3.11(a).

      "Exchange Act" has the meaning ascribed to such term in Section 3.4.

      "FTC" has the meaning ascribed to such term in Section 6.3(b).

      "GAAP" has the meaning ascribed to such term in Section 3.4.

      "Governmental Entity" has the meaning ascribed to such term in Section
3.7.

      "Ground Lease" and "Ground Leases" have the meanings ascribed to such terms in Section 3.10(f).

      "Hazardous Material" has the meaning ascribed to such term in Section
3.13.

      "HSR Act" has the meaning ascribed to such term in Section 3.7.

      "Indemnified Parties" has the meaning ascribed to such term in Section 6.7(a).

      "Indemnified Party" has the meaning ascribed to such term in Section
6.7(a).

      "IRS" has the meaning ascribed to such term in Section 3.11(b).

      "Know" or "Knowledge" means, with respect to the Company, the actual knowledge of such persons listed in SECTION 9.12(d)(i) OF THE COMPANY DISCLOSURE SCHEDULE.

      "Land" has the meaning ascribed to such term in Section 3.10(a).

      "Law" has the meaning ascribed to such term in Section 3.7.

      "Lien" has the meaning ascribed to such term in Section 3.1(e).

      "LLC Agreement" has the meaning ascribed to such term in Section 1.5.

      "Material Adverse Effect" means when used in connection with the Company or any of its subsidiaries, any fact, event, factor, change, effect or circumstance that (i) materially adversely affects the business, financial condition or results of operations of the Company and each of its subsidiaries, taken as a whole, excluding any adverse effect or change arising from (A) conditions in the United States economy or capital or financial markets (including the securities markets) generally, including changes in interest or exchange rates, including, without limitation, conditions as a result of terrorist activities not directly affecting the Company, engagement or escalation in hostilities involving the United States, or declaration of a national emergency or war by the United States (unless such changes have a materially disproportionate effect, relative to other industry participants, on the Company, and its subsidiaries taken as a whole), (B) general changes in conditions (including changes in legal, regulatory, political or business conditions or changes in GAAP) in or otherwise affecting retail real estate properties generally, unless such changes have a materially disproportionate effect, relative to other industry participants, on the Company and its subsidiaries, taken as a whole, or (C) this Agreement, the announcement or performance hereof or thereof and the Merger, including the impact thereof on relationships with tenants, lenders, suppliers or employees, or (ii) materially adversely affects the ability of the Company to perform its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement prior to the Drop-Dead Date.

      "Maximum Amount" and "Maximum Parent Expenses Amount" have the meanings ascribed to such terms in Section 8.3(a).

      "Merger Consideration" has the meaning ascribed to such term in Section 2.1(a).

      "Merger Sub" has the meaning ascribed to such term in the preamble.

      "Merger" has the meaning ascribed to such term preamble.

      "MGCL" has the meaning ascribed to such term in the preamble.

      "Multiemployer Plan" has the meaning ascribed to such term in Section 3.11(a).

      "LLC Agreement" has the meaning ascribed to such term in Section 1.5.

      "Operating Properties" has the meaning ascribed to such term in Section 3.10(a).

      "Organizational Documents" has the meaning ascribed to such term in
Section 3.1(f).

      "Order" shall mean any order, writ, injunction, judgment, plan or decree (whether temporary, preliminary or permanent).

      "Other Filings" has the meaning ascribed to such term in Section 3.23.

      "Parent" has the meaning ascribed to such term in the preamble.

        "Parent Common Shares" has the meaning ascribed to such term in the preamble.

      "Parent Common Share Value" shall be an amount equal to the average of the daily closing prices (as of 4:00 p.m. eastern time) per Parent Common Share, as reported on the NYSE (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by Parent and the Company) for the ten (10) consecutive full trading days immediately preceding the two (2) consecutive full trading days immediately preceding the date of the Company Stockholders Meeting; PROVIDED, HOWEVER, that if Parent declares a dividend with respect to Parent Common Shares with a record date during such measurement period, an appropriate adjustment will be made to the Parent Common Share Value for the days following such record date to take account of such dividend payment.

      "Parent Disclosure Schedule" has the meaning ascribed to such term in
Article IV.

      "Parent Expenses" has the meaning ascribed to such term in Section 8.3(a).

      "Parent Financial Statement Date" has the meaning ascribed to such term in
Section 4.7.

      "Parent Material Adverse Effect" means (1) if Parent has made a Stock Election, any fact, event, factor, change, effect or circumstance that (i) materially adversely affects the business, financial condition or results of operations of Parent and each of its subsidiaries, taken as a whole, excluding any adverse effect or change arising from (A) conditions in the United States economy or capital or financial markets (including the securities markets) generally, including changes in interest or exchange rates, including, without limitation, conditions as a result of terrorist activities not directly affecting the Company, engagement or escalation in hostilities involving the United States, or declaration of a national emergency or war by the United States (unless such changes have a materially disproportionate effect, relative to other industry participants, on the Company, and its subsidiaries taken as a whole), (B) general changes in conditions (including changes in legal, regulatory, political or business conditions or changes in GAAP) in or otherwise affecting retail real estate properties generally, unless such changes have a materially disproportionate effect, relative to other industry participants on Parent and its subsidiaries, taken as a whole, or (C) this Agreement, the announcement or performance hereof or thereof and the Merger, including the impact thereof on relationships with tenants, lenders, suppliers or employees or on the share price of Parent Common Shares, or (ii) materially adversely affects the ability of Parent to perform its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement prior to the Drop-Dead Date; and (2) if Parent has not made a Stock Election, any fact, event, factor, change, effect or circumstance that materially adversely affects the ability of Parent to perform its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement prior to the Drop-Dead Date.

      "Parent Permitted Lien" has the meaning ascribed to such term in Section 4.18.

      "Parent Permits" has the meaning ascribed to such term in Section 4.9.

      "Parent Preferred Shares" has the meaning ascribed to such term in Section 4.2(a).

      "Parent Options" has the meaning ascribed to such term in Section 4.2(a).

      "Parent SEC Reports" has the meaning ascribed to such term in Section 4.5.

      "Participation Agreements" has the meaning ascribed to such term in
Section 3.10(h).

      "Participation Interest" has the meaning ascribed to such term in Section 3.10(h).

      "Participation Party" has the meaning ascribed to such term in Section 3.10(h).

      "Paying Agent" has the meaning ascribed to such term in Section 2.2(a).

      "PCB" has the meaning ascribed to such term in Section 3.13.

      "Permitted Liens" has the meaning ascribed to such term in Section
3.10(a).

      "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

      "Property Restrictions" has the meaning ascribed to such term in Section 3.10(a).

      "Proxy Statement/Prospectus" has the meaning ascribed to such term in
Section 6.1(a).

      "Qualifying Income" has the meaning ascribed to such term in Section
8.3(a).

      "Real Estate Purchase Agreement" has the meaning ascribed to such term in
Section 6.15.

      "REIT" has the meaning ascribed to such term in Section 3.14(b).

      "REIT Requirements" has the meaning ascribed to such term in Section
8.3(a).

      "Registration Statement" has the meaning ascribed to such term in Section 6.1(a).

      "Related Service Agreements" has the meaning ascribed to such term in
Section 3.15(a).

      "Required Approvals" has the meaning ascribed to such term in Section 6.3(a).

      "SEC" shall mean the United States Securities and Exchange Commission.

      "Section 16 Affiliate" has the meaning ascribed to such term in Section
2.9.

      "Section 754 Election" has the meaning ascribed to such term in Section 3.14(v).

      "Securities Act" has the meaning ascribed to such term in Section 3.4.

      "Share Repurchase Program" means the Company's Amended and Restated Share Repurchase Program, effective as of February 7th, 2006.

      "S-Ox Act" has the meaning ascribed to such term in Section 3.4.

      "Stock Consideration" means the number of Parent Common Shares, if any, to which a holder of Company Common Stock is entitled as determined pursuant to
Section 2.10.

      "Stock Election" has the meaning ascribed to such term in Section 2.10(a).

      "Stock Election Amount" has the meaning ascribed to such term in Section
2.10 (a)(i).

      "Sub Committee" has the meaning ascribed to such term in the preamble.

      "subsidiary" or "Subsidiary" means, when used with reference to any party, any corporation, limited liability company, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other subsidiary of such party is a general partner, managing member or functional equivalent, (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries, or (iii) at least a majority of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; provided, however, that for the sake of clarity, the term "subsidiary" in reference to the Company shall include Inland-SAU Retail Fund, LLC and each of its subsidiaries. References herein to "the Company and its subsidiaries taken as a whole" or other words of similar import shall be understood to refer to the Company and its subsidiaries on an aggregate basis. References herein to "Parent and its subsidiaries taken as a whole" or other words of similar import shall be understood to refer to Parent and its subsidiaries on an aggregate basis.

      "Superior Proposal" has the meaning ascribed to such term in Section
6.4(d).

      "Superior Proposal Notice " has the meaning ascribed to such term in
Section 6.4(b).

      "Surviving Entity" has the meaning ascribed to such term in Section 1.1.

      "Suspended Plans" has the meaning ascribed to such term in Section 6.14.

      "Takeover Statutes" has the meaning ascribed to such term in Section 3.18.

      "Tax Protection Agreement" has the meaning ascribed to such term in
Section 3.14(x).

      "Tax Returns" has the meaning ascribed to such term in Section 3.14(x).

      "Tax" has the meaning ascribed to such term in Section 3.14(x).

      "Taxes" has the meaning ascribed to such term in Section 3.14(x).

      "Tax Guidance" has the meaning ascribed to such term in Section 8.3(a).

      "Tax Sharing Arrangement" has the meaning ascribed to such term in Section 3.14(x).

      "Termination Fee" has the meaning ascribed to such term in Section 8.3(b).

      "Third Party" means any Person other than the Company, Merger Sub, Parent and their respective Affiliates.

      "Transfer And Gains Taxes" has the meaning ascribed to such term in
Section 6.11(a).

      "WARN" has the meaning ascribed to such term in Section 3.12(e).

      "Warrant Cancellation Agreement" has the meaning ascribed to such term in
Section 2.3.

      "Warrant Cash Out Agreement" has the meaning ascribed to such term in
Section 2.3.

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                         INLAND RETAIL REAL ESTATE TRUST, INC.

                         By:    /s/  Barry L. Lazarus
                                -----------------------------------------------
                         Name:  Barry L. Lazarus
                         Title: President

                         DEVELOPERS DIVERSIFIED REALTY CORPORATION

                         By:    /s/ Scott A. Wolstein
                                -----------------------------------------------
                         Name:  Scott A. Wolstein
                         Title: Chief Executive Officer

                         DDR IRR ACQUISITION LLC

                         By:    /s/ Scott A. Wolstein
                                -----------------------------------------------
                         Name:  Scott A. Wolstein
                         Title: Chief Executive Officer

                                       78